                            ASSET PURCHASE AGREEMENT

                                 by and between

                      Rose Hills Memorial Park Association

                                  as "Seller,"

                                       and

                             Tudor Acquisition Corp.

                                   as "Buyer"

                            Dated:  September , 1996

                            ASSET PURCHASE AGREEMENT

                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                                   DEFINITIONS

 ...........................................................................  1
    1.1      Defined Terms.................................................  1

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

 ........................................................................... 11
    2.1      Transfer of Assets............................................ 11
    2.2      Assumption of Liabilities..................................... 11
    2.3      Excluded Liabilities.......................................... 12
    2.4      Deposit; Purchase Price....................................... 12
    2.5      Prorations.................................................... 14
    2.6      Closing Costs; Transfer Taxes and Fees........................ 14

                                   ARTICLE III

                                     CLOSING............................... 15

    3.1      Closing....................................................... 15
    3.2      Conveyances at Closing........................................ 15

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER
 ........................................................................... 16
    4.1      Organization of Seller........................................ 16
    4.2      Authorization................................................. 17
    4.3      No Brokers.................................................... 17
    4.4      No Other Agreements to Sell the Assets........................ 17
    4.5      No Breach..................................................... 17
    4.6      Title and Condition of Assets................................. 17
    4.7      Real Property................................................. 18
    4.8      Workman Mill Investment Company............................... 18
    4.9      Environmental Issues.......................................... 19
    4.10     Contracts..................................................... 19
    4.11     Cemetery Preneed Accounts and Trust Funds..................... 20

                                                                            Page

    4.12     Permits....................................................... 20
    4.13     Consents...................................................... 20
    4.14     Compliance with Regulations................................... 20
    4.15     OSHA, ADA and FTC............................................. 20
    4.16     Political Contributions and Other Payments.................... 21
    4.17     Ordinary Course of Business................................... 21
    4.18     Litigation.................................................... 21
    4.19     Financial Statements.......................................... 21
    4.20     Accounts Receivable........................................... 21
    4.21     Inventory..................................................... 21
    4.22     Employee Benefits and Plans................................... 22
    4.23     Insurance..................................................... 22
    4.24     Grave Spaces.................................................. 22
    4.25     Taxes......................................................... 22
    4.26     Rights and Titles to Water Rights............................. 22
    4.27     Reclaimed Water Agreement..................................... 22
    4.28     Compliance with the Adjudication.............................. 22
    4.29     Pre-Existing Entity........................................... 23
    4.30     Beneficial Ownership.......................................... 23
    4.31     Acquisition Without View to Distribute........................ 23
    4.32     Access to Information......................................... 23
    4.33     Additional Representations of Seller.......................... 23
    4.34     Condemnation.................................................. 23
    4.35     Deferred Merchandise Liability................................ 23
    4.36     No Employees.................................................. 23
    4.37     Full Disclosure............................................... 23

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES OF BUYER........... 24

    5.1      Organization of Buyer......................................... 24
    5.2      Authorization................................................. 24
    5.3      No Breach..................................................... 24
    5.4      Consents and Approvals........................................ 24
    5.5      No Brokers.................................................... 25
    5.6      [Reserved].................................................... 25
    5.7      Regulatory Authority.......................................... 25
    5.8      [Reserved].................................................... 25
    5.9      No Opposition to Development.................................. 25
    5.10     No Litigation................................................. 25
    5.11     Business Experience, Investigation and Access to Data......... 25
    5.12     Roses, Inc. Agreement......................................... 25
    5.13     Financing Commitments......................................... 26

ARTICLE VI

                                                                            Page

                               COVENANTS OF SELLER AND BUYER............... 26

    6.1      Further Assurances............................................ 26
    6.2      HSR........................................................... 26
    6.3      Notification of Certain Matters............................... 27
    6.4      Investigation by Buyer........................................ 27
    6.5      Conduct of Business........................................... 28
    6.6      Endowment Care Fund........................................... 29
    6.7      Maintenance of the Cemetery................................... 29
    6.8      [Reserved].................................................... 29
    6.9      Completion of Construction of Sky Rose Chapel and
             Buddhist Pagoda Infrastructure................................ 29
    6.10     Title Insurance............................................... 29
    6.11     Preneed Contracts and Trust Funds............................. 30
    6.12     Letter of Credit.............................................. 30
    6.13     Satisfaction of Conditions.................................... 31
    6.14     Assistance in Financing....................................... 31
    6.15     [Reserved].................................................... 31
    6.16     Resignation and Replacement of Trustees of Endowment Care Fund 32
    6.17     Restrictions on Transfer of the Loewen Shares................. 32
    6.18     Restrictive Legend............................................ 32
    6.19     Termination of Restrictions on Transferability................ 33
    6.20     Waiver of Right of First Refusal.............................. 33
    6.21     Additional Options to Purchase................................ 33
    6.22     Preneed Contracts and Trust Funds............................. 33
    6.23     Trustees' and Executives' Retirements......................... 34
    6.24     "Top-Hat" Statements.......................................... 34

ARTICLE VII

                         CONDITIONS TO SELLER'S OBLIGATIONS................ 34
    7.1      Representations, Warranties and Covenants..................... 34
    7.2      Consents; Regulatory Compliance and Approval.................. 34
    7.3      No Actions or Court Orders.................................... 35
    7.4      Opinion of Counsel............................................ 35
    7.5      Certificates.................................................. 35
    7.6      Corporate Documents........................................... 35
    7.7      Assumption Document........................................... 35
    7.8      Ancillary Agreements.......................................... 35
    7.9      The Roses, Inc. Agreement..................................... 35
    7.10     Ability to Establish Charitable Foundation.................... 35
    7.11     [Reserved].................................................... 35
    7.12     Share Issuance and Registration Rights Agreement.............. 35
    7.13     Loewen Guaranty............................................... 35
    ARTICLE VIII........................................................... 36
    8.1      Representations, Warranties and Covenants..................... 36

                                                                            Page

    8.2      Consents; Regulatory Compliance and  Approval................. 36
    8.3      No Actions or Court Orders.................................... 36
    8.4      Opinion of Counsel to Seller.................................. 36
    8.5      Certificates.................................................. 36
    8.6      No Material Adverse Change.................................... 37
    8.7      Corporate Documents........................................... 37
    8.8      Conveyancing Documents; Release of Encumbrances............... 37
    8.9      Ancillary Agreements.......................................... 37
    8.10     Tax Clearance Certificate..................................... 37
    8.11     Nonforeign Affidavit.......................................... 37
    8.12     Roses, Inc. Agreement......................................... 37
    8.13     Financing..................................................... 37

    8.14     No Other Obligations.......................................... 37
    8.15     Title Policy.................................................. 37
    8.16     Resignation and Replacement of Trustees of
             Endowment Care Fund........................................... 37
    8.17     Certificate................................................... 38
    8.18     Retirement of Trustees........................................ 38

                                   ARTICLE IX

                      RISK OF LOSS; CONSENTS TO ASSIGNMENT
 ........................................................................... 38
    9.1      Damage or Destruction Prior to Closing........................ 38
    9.2      Consents to Assignment........................................ 38

                                    ARTICLE X

                           ACTIONS BY SELLER AND BUYER
                                AFTER THE CLOSING
 ........................................................................... 39
    10.1     Use of Rose Hills Name........................................ 39
    10.2     Books and Records............................................. 39
    10.3     Survival of Representations and Warranties.................... 39
    10.4     Indemnification............................................... 39

                                   ARTICLE XI

                                  MISCELLANEOUS

 ........................................................................... 43
    11.1     Termination................................................... 44
    11.2     Assignment.................................................... 44
    11.3     Notices; Transfer of Funds.................................... 44
    11.4     Choice of Law................................................. 46

    11.5     Entire Agreement; Amendments and Waivers...................... 46
    11.6     Multiple Counterparts......................................... 46
    11.7     Expenses...................................................... 46
    11.8     Invalidity.................................................... 46
    11.9     Titles; Gender................................................ 46
    11.10    Publicity..................................................... 46
    11.11    Confidential Information...................................... 47
    11.12    Bulk Sales Law................................................ 48
    11.13    Cumulative Remedies........................................... 48
    11.14    Other Agreements.............................................. 48
    11.16    Non-Foreign Status and California Residency................... 50
    11.17    Tank 7 Parcel................................................. 50

Exhibits

A   -    License Agreement
B   -    Transition Services Agreement
C   -    Option Agreement
D   -    Water Rights Agreement
E   -    Easement Agreement
F   -    Grave Dirt Storage LicenseAgreement
G   -    Share Purchase and Registration Rights Agreement
H   -    Title Commitments
I   -    IRS Form 8594 J - Deed K - Bills of Sale
J   -    Deed
K   -    Bills of Sale
L   -    Assignments of Leases
M   -    Assignments of Contract Rights
N   -    Assignments of Patents and Trademarks, etc.
O   -    Assumption Agreement
P   -    Future Development Memorandum

Schedules

1.1        Buddhist Pagoda Infrastructure
1.2        Sky Rose Chapel Project
4.1        Subsidiaries
4.2        Authorization
4.6        Fixtures and Equipment and Excluded Fixtures and Equipment

4.7        Real Properties
4.8        Workman Investment Company Liabilities
4.9        Environmental Issues
4.10       Contracts/Rights/Leases
4.11       Cemetery Preneed Accounts
4.12       Permits
4.13       Consents
4.15       OSHA, ADA and FTC Compliance
4.18       Litigation
4.20       Variations in Accounts Receivable
4.21       Variations in Inventory
4.23       Insurance
4.26       Water Well Rights
4.28       Water Rights
5.5        Brokers

                            ASSET PURCHASE AGREEMENT

           This Asset Purchase Agreement, dated as of September , 1996, is by and between Tudor Acquisition Corp., a Delaware corporation ("Buyer"), and Rose Hills Memorial Park Association, a California nonprofit mutual benefit corporation ("Seller").

                                    RECITALS

           A. Seller owns certain assets which it uses in the conduct of the Business (as defined below).

           B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, such assets upon the terms and subject to the conditions of this Agreement.

                                    AGREEMENT

           NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

           "Action" shall mean any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, investigation, or suit.

           "Adjudication" means that certain Amended Judgment dated August 24, 1989 in the matter entitled Upper San Gabriel Valley Municipal Water District vs. City of Alhambra, et al, Docket No. 924128 in the Superior Court of the State of California, for the County of Los Angeles, as to which Seller and Workman Mill Investment Company are parties, and the rules and regulations of the Watermaster established pursuant thereto.

           "Affiliate" shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

           "Ancillary Agreements" shall mean (a) the License Agreement for Use of the Name "Rose Hills," (b) the Transition Services Agreement, (c) the Option Agreement, (d) the Water Rights Agreement, (e) the Easement Agreement and (f) the Grave Dirt Storage License Agreement, substantially in the forms attached hereto as Exhibits A, B, C, D, E and F respectively.

           "Assets" shall mean all of the right, title and interest in and to the properties, assets and rights of any kind, wheresoever located,whether tangible or intangible, real or personal, and shall be limited to those properties, assets and rights constituting, or used in connection with, or related to, the Business and owned by Seller or in which Seller has any interest, including, but not limited to, all of Seller's right, title and interest in the following:

           (a) accounts and notes receivable (whether current or noncurrent), refunds, deposits, prepayments or prepaid expenses and unbilled costs and fees (including without limitation any prepaid insurance premiums other than for directors and officers' insurance policies) of Seller;

           (b) Seller's interest in the Endowment Care Fund;

           (c) the names "Rose Hills Memorial Park", "Rose Hills" and the corresponding logos and all trade names under which Seller does business in connection with the Cemetery, together with the goodwill of the Business appertaining thereto;

           (d) all Contract Rights, to the extent transferable;

           (e) all Leases;

           (f) all Real Property;

           (g) all Facilities;

           (h) all Fixtures and Equipment;

           (i) all Inventory;

           (j) all Books and Records;

           (k) all Proprietary Rights relating to the Business;

           (l) all Permits to the extent transferable;

           (m) all computer hardware and, to the extent transferable, computer software;

           (n) all insurance policies other than the Directors and Officers' policy;

           (o) all (100%) of the capital stock of Workman Mill Investment
Company;

           (p) all Water Rights;

           (q) all available supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records related to the Business;

           (r) all rights under, or pursuant to, all warranties, representations and guarantees made by third parties in connection with the Assets or services furnished to Seller pertaining to the Business or affecting the Assets, to the extent such warranties, representations and guarantees are assignable;

           (s) subject to Section 2.5, all deposits and prepaid expenses of the Business paid by Seller;

           (t) the Sky Rose Chapel;

           (u) the Buddhist Pagoda Infrastructure; and

           (v) all claims, causes of action, rights of recovery and rights of set-off of any kind, against any person or entity, including, but not limited to, any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered or services provided by Seller on or prior to the Closing Date, but excluding therefrom the Excluded Assets; and

           (w) Seller's rights in the Industry Wide Funeral Service Trust and Sinking Fund.

           "Audited Financial Statements" shall mean the consolidated financial statements of Seller for the years ended December 31, 1994, (the "1994 Financial Statements"), and December 31, 1995 (the "1995 Financial Statements"), both as audited by KPMG Peat Marwick LLP ("KPMG"), which include balance sheets as of such dates and related statements of income, net assets and cash flows for the fiscal years then ended, the notes thereto, and the audit reports of KPMG with respect thereto, prepared in accordance with generally accepted accounting principles ("GAAP").

           "Sinking Fund" shall mean the bond sinking fund established pursuant to that certain Indenture by and between Seller and Title Insurance and Trust Company, dated as of June 15, 1960, as amended and supplemented.

           "Books and Records" shall mean (a) all records and lists of Seller pertaining to the Assets, (b) all records and lists pertaining to the Business, customers, suppliers or personnel of Seller, (c) all product, business and marketing plans of Seller pertaining to the Business and (d) all books, ledgers, files, reports, plans, drawings and operating records of Seller pertaining to the business, but excluding the originals of Seller's minute books and tax returns.

           "Buddhist Pagoda Infrastructure" shall mean that project described on
Schedule 1.1 hereto.


           "Building and Related Contracts" shall mean the construction, engineering, architectural and other contracts for the Sky Rose Chapel and the Buddhist Pagoda Infrastructure and change orders related thereto, all as identified on Schedule 4.10.

           "Business" shall mean only the Seller's business of the management, operations, development and sales of the Cemetery as heretofore conducted by Seller or on Seller's behalf. All other business of Seller conducted by or through any of the Excluded Assets or operations relating thereto shall be excluded from this Agreement.

           "Cemetery" shall mean Rose Hills Memorial Park in Whittier, California comprised of all Real Property as herein defined, together with all the Assets used in the conduct of the Business.

           "Closing Date" shall mean Tuesday, November 26, 1996 or such other date as Buyer and Seller shall mutually agree upon.

           "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

           "Confidentiality Agreement" shall mean that certain Confidentiality Agreement dated July 25, 1995, as amended February 1, 1996 by and among Seller, Loewen and Operator.

           "Consent" shall mean any consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any governmental authority or other Person.

           "Contract" shall mean any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, practice, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which Seller is a party or by which Seller is bound and which relates to the Business or the Assets, whether oral or written, including, in particular, but without limitation, the Building and Related Contracts and all Leases.

            "Contract Rights" shall mean all of Seller's rights and obligations under the Contracts listed on Schedule 4.10 and under any contracts or agreements not so listed which Buyer shall assume pursuant to this Agreement.

           "Copyrights" shall mean registered copyrights, copyright applications and unregistered copyrights.

           "Court Order" shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any person or its property under applicable law.


           "Default" shall mean a breach of or default under any Contract or Lease.

           "Development Fund" shall mean that fund of Seller established in connection with the sale of Operator in 1990 as described in the 1995 Financial Statements under the captions "Cash"; "Cash Equivalents" and "Marketable Securities", which at December 31, 1995 was, in the aggregate, approximately $45,000,000.00

           "Disclosure Schedule" shall mean a schedule executed and delivered by Seller to Buyer as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article IV hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule.

           "Easement Agreement" shall mean the agreement between Seller and Buyer whereby Seller shall grant to Buyer an easement for maintenance of underground water facilities under and across a portion of the Gate Two Property in the form attached hereto and Exhibit E.

           "Employee Plans" shall mean all employee benefit plans as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") and all severance, bonus, retirement, pension, profit sharing and deferred compensation plans and other similar fringe or employee benefit plans, programs or arrangements, and all employment or compensation agreements, written or otherwise, for the benefit of or relating to any employee or former employee of Seller.

           "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

           "Endowment Care Fund" shall mean that legal entity formed pursuant to applicable California Regulation which holds cash and cash equivalents and marketable securities which are segregated and maintained by Seller as reflected in the Books and Records, and as required by California law to provide for the continuing care and maintenance of the Cemetery.

           "Environmental Damages" shall mean any and all losses which are incurred at any time as a result of the existence at or prior to the Closing Date of Hazardous Materials upon, about or beneath the Real Property or migrating to or from the Real Property, or the existence of a violation of Environmental Requirements pertaining to the Real Property, regardless of whether the existence of such Hazardous Materials or the violation of Environmental Requirements arose prior to the present ownership or operation of the Real Property.

           "Environmental Requirements" shall mean all applicable Regulations of any governmental authority relating to the protection of human health or the environment, including (a) all requirements pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases or threatened releases of Hazardous Materials; (b) all requirements pertaining to the protection of the health and safety of employees or the public; and (c) all other limitations, restrictions, conditions, standards, prohibitions, obligations, schedules and timetables contained therein or in any notice or demand letter issued, entered, promulgated or approved thereunder.

           "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

           "Excluded Assets," which are not to be acquired by Buyer hereunder, notwithstanding any other provision of this Agreement, shall mean (i) all assets of the Seller specifically excluded herein and (ii) all assets of the Seller not related to the Business, including, but not limited to, the following:

           (a) the stock and assets (except for the stock of Workman Mill Investment Company which is being acquired by Buyer) of Murrieta Hills, Inc. including the Murrieta Property;

           (b) Turnbull Canyon Property;

           (c) Sun City Property;

           (d) Gate Two Property, subject to the Gate Two Property Option;

           (e) all real estate holdings of Seller not specifically described on
Schedule 4.7 hereto;

           (f) all securities held for investment, cash and cash equivalents owned by Seller and Workman Mill Investment Company, including, but not limited to, the Development Fund, but excluding the Endowment Care Fund, the Industry Wide Funeral Service Trust and Sinking Fund;

           (g) all Permits, to the extent not transferable;

           (h) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind against any person or entity arising out of or relating to the Assets to the extent related to the Excluded Liabilities or other Excluded Assets;

           (i) the Murrieta Hills Note Receivable;


           (j) the Fixtures and Equipment described on Schedule 4.6 hereto, specifically identified as Excluded Assets;

           (k) the Directors and Officers' insurance policy of the Seller; and

           (l) all other personal property, books and records specifically identifiable to and specifically related to the foregoing assets.

           "Facilities" shall mean all offices, stores, chapels, mausoleums, crematories, warehouses, administration buildings, and all other improvements of any kind located on or attached to the Real Property.

           "Fixtures and Equipment" shall mean all of the furniture, fixtures, furnishings, machinery, automobiles, trucks, spare parts, supplies, equipment, molds, patterns and other tangible personal property owned by Seller and used in connection with the Business or owned by Workman Mill Investment Company, wherever located and including any such Fixtures and Equipment in the possession of any of Seller's suppliers, including all warranty rights, if any, with respect thereto.

           "Gate Two Property" shall mean the approximately seventy and one half (70-1/2) acres of land owned by Seller located north of Workman Mill Road in Whittier, California, as more particularly described in the Option Agreement.

           "Gate Two Property Option" shall mean the option granted by Seller to Buyer to purchase the Gate Two Property as more fully set forth in the Option Agreement.

           "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

           "Hazardous Materials" shall mean any substances (a) classified as "hazardous" pursuant to (i) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601, et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., the Clean Air Act of 1966, as amended, 42 USC 7401 et seq., the Toxic Substances Control Act of 1976, 15 USC 2601 et seq., or the Hazardous Materials Transportation Act, 49 USC 5101 et seq., and (ii) the California Health and Safety Code, ss.25100, et seq. and ss.39000, et seq.; (b) asbestos-containing construction materials; (c) polychlorinated biphenyls; and
(d) petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquified natural gas or synthetic gas usable for fuel.

           "Industry Wide Funeral Service Trust" shall mean the funeral service trust fund established pursuant to that certain Funeral Service Trust Agreement by and among certain cemetery and/or mortuary companies (including Seller) and R.L. McNitt, Jr, Frederick E. Llewellyn, Theodore Kimche, John C. Gordon and John W. Morrow, dated as of November 11, 1977.

           "Interim Financial Statements" shall mean the unaudited consolidated financial statements of Seller for the five (5) month period ended May 31, 1996, comprised of a balance sheet as at such date and related statement of income and cash flows for the period then ended, prepared by Seller in accordance with GAAP.

           "Inventory" shall mean all markers, crypts, vaults, monuments and other inventory used in the conduct of the Business and owned by Seller.

           "LGII" shall mean Loewen Group International, Inc., a Delaware corporation.

           "Leases" shall mean all of the existing leases with respect to the real or personal property of Seller and Workman Mill Investment Company listed on Schedule 4.10.

           "Liabilities" shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

           "License Agreement" shall mean the agreement pursuant to which Buyer shall enable Seller to use the name "Rose Hills" and all logos in connection therewith as a private foundation, except in connection with the ownership, use and operation of the Murrieta Hills Property.

           "LOC Payment" shall mean the $16,100,000.00 proceeds of a drawing on the Letter of Credit as defined in Section 6.12 hereof.

           "Loewen" shall mean The Loewen Group, Inc., a British Columbia corporation.

           "Loewen Shares" shall mean the shares of the common capital stock of Loewen provided for in Section 2.4(a)(ii) hereof.

           "Material Adverse Effect" or "Material Adverse Change" shall mean, individually or in the aggregate, any material adverse effect upon or material adverse change in the following items, in either case taken as a whole: (a) the financial condition or results of operations of Seller and the Operator and/or its Affiliates, or (b) the condition or going concern value of (i) the Business and the Assets (other than the Excluded Assets) of Seller, and (ii) the Business and the Assets of the Operator and/or its Affiliates.


           "Mortgages" shall mean all deeds of trust, mortgages or other debt encumbrances on the Real Property.

           "Murrieta Hills" shall mean Seller's wholly-owned subsidiary, Murrieta Hills Holdings, Inc., a California corporation which holds title through Murrieta Hills, Inc., a California corporation, to real property in Riverside County, California and all other assets associated with such real property.

           "Murrieta Hills Cemetery Property" shall mean the 185 acres (more or less) of land owned by Seller and located in Riverside County, California.

           "Murrieta Hills Note Receivable" shall mean all amounts owed by Murrieta Hills to Seller in connection with the Promissory Note dated ___________, 199_, in the original principal amount of $13,000,000, issued by Murrieta Hills in favor of Seller.

           "Net Operating Capital" shall mean as of any date, the difference between (a) the sum of (i) Total Receivables (comprised of short term and long term Customers Accounts Receivables, less the Allowance for Sales Cancellations, Allowance for Doubtful Accounts and Endowment Care Charges, plus Due from Endowment Care Fund and Other Receivables but excluding any Accounts Receivable from (A) Roses, Inc. or any of its Affiliates, (B) any affiliates of the Seller,
(C) Latham & Watkins, and (D) the International Buddhist Protective Society) and
(ii) Inventories - Interment, Funeral and Other and (b) the sum of (x) Accounts Payable, (y) Accrued Expenses but excluding any deferred income from Latham & Watkins and any accrual for income taxes, and (z) Due to Endowment Care Fund, as reflected on the balance sheet of Seller.

           "No Shop Payment" shall mean the $1.0 million consideration paid to Seller by LGII pursuant to that certain No Solicitation Agreement, dated July 15, 1996, among LGII, Seller and Operator.

           "Operator" shall mean Rose Hills Mortuary, L.P., a Delaware limited partnership.

           "Option Agreement" shall mean the agreement between Seller and Buyer relating to the Gate Two Property Option attached hereto as Exhibit C.

           "Ordinary Course of Business" or "Ordinary Course" or any similar phrase shall mean the ordinary course of the Business and consistent with Seller's past custom and practice.

           "Permits" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of the Business.


           "Permitted Encumbrances" shall mean (a) with respect to the Real Property (i) those exceptions shown on the Title Commitment(s) and all matters reflected on the Survey(s), and (ii) all other exceptions approved or deemed approved by Buyer pursuant to Section 6.10 below, and (b) with respect to all other Assets (i.e., other than the Real Property), minor liens which in the aggregate are not substantial in amount, do not materially detract from the value or transferability of the property or assets subject thereto or interfere with the present use thereof and have not arisen other than in the ordinary course of business.

           "Person" shall mean any individual, firm, corporation, partnership, trust, estate, association or other entity.

           "Preneed Contracts" shall mean all express written contracts and commitments (including debentures) relating to the provision or sale of preneed cemetery merchandise, properties or services (including but not limited to burials, openings and closings, and perpetual care services) and any insurance policy, plan, deposit, prepaid amount, trust fund, endowment care or trust agreement or sinking fund relating to such contracts and commitments and any similar items entered into or obtained by the Seller in the ordinary and usual course of the conduct of the Business.

           "Proprietary Rights" shall mean all of Seller's Copyrights, Trademarks, technology rights and licenses, computer software (including without limitation any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, designs, specifications, plans, drawings and intellectual property rights, including all registrations, applications and common-law rights related thereto, all rights to obtain renewals, reissues and extensions of registrations or other legal protections related thereto, and all rights to sue at law or in equity for any infringement, misappropriation or other impairment or violation thereof occurring prior to the Closing Date.

           "Real Property" shall mean that real property of Seller and Workman Mill Investment Company subject of this Agreement as described and depicted on
Schedule 4.7 hereto.

           "Reclaimed Water Agreement" shall mean that certain agreement dated September 9, 1992 between Seller and County Sanitation District No. 2 of Los Angeles County.

           "Registration Rights Agreement" shall mean that certain agreement between Buyer and the Seller relating to the Loewen Shares attached hereto as Exhibit "G"

           "Regulations" shall mean any laws, statutes, ordinances, regulations, court decisions, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including without limitation Environmental Requirements, those governing the use, operation and disposition of cemeteries, the establishment of trust funds, the withholding of funds to be placed in escrow or trust with respect to pre-need contracts, or otherwise, energy, motor vehicle safety, public utility, zoning, subdivision, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

           "Representative" shall mean any officer, director, trustee, principal, attorney, agent, employee or other representative.

           "Roses, Inc." shall mean Roses, Inc., a California corporation.

           "Roses, Inc. Agreement" shall mean that certain Agreement and Plan of Merger between Roses, Inc., the Shareholders of Roses, Inc. and Buyer dated September 17, 1996.

           "Securities Act" shall mean the Securities Act of 1933, as amended and the general rules and regulations thereunder.

           "Shared Facilities Agreement" shall mean that Shared Facilities Agreement by and among PDN, Inc., a California corporation, Seller and Operator, effective May 2, 1990.

           "Sky Rose Chapel" shall mean that project described on Schedule 1.2 hereto.

           "Sun City Property" shall mean the 7.8 acres (more or less) of land owned by Seller and located in Sun City, California.

           "Surveys" shall mean those certain surveys with respect to the Real Property and prepared by Psomas and Associates and Salit and Associates in compliance with all applicable ALTA requirements and as may otherwise be required to enable the Title Company to issue the Title Commitments without the so-called standard printed exceptions for matters disclosed by an accurate survey.

           "Tax" shall mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including without limitation income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including without limitation interest, penalties and additions in connection therewith.

           "Tax Returns" shall mean all returns, reports, declarations, and information returns and statements relating to Taxes, including any amendments thereto.

           "Title Company" shall mean First American Title Company of Los Angeles or such other title insurance company as may hereafter be acceptable to both Buyer and Seller.


           "Title Commitments" shall mean those certain binding commitments from the Title Company in the form attached hereto as Exhibit H, pursuant to which Title Company agrees to issue to Buyer on the Closing Date an ALTA Extended Coverage Owner's Policy(ies) of Title Insurance (in current form), insuring that fee simple title to the Real Property is vested in Buyer or Workman Mill, as the case may be, in the full amount of the Purchase Price allocated to the Real Property.

           "Trademarks" shall mean all trademarks, service marks, trade names, service names, corporate names, logos, trade dress, and other words, designations, labels, symbols or designs, including the names "Rose Hills Memorial Park" and "Rose Hills" and related logos, together with the good will of Seller's business appertaining thereto.

           "Transition Services Agreement" shall mean that certain instrument defining the rights, duties and obligations of Buyer and Seller in connection with certain services to be provided by Buyer for the benefit of Seller following the Closing Date.

           "Turnbull Canyon Property" shall mean the real estate owned by Seller consisting of all of the land to the east/northeast of the Cemetery, which is not included in the Real Property and which has been dedicated for cemetery purposes under California law but is not covered by a conditional use permit allowing it to be used as a cemetery.

           "Trustees' and Executives' Pension Plans" shall mean those pension plans covering the present and retired members of Seller's board of trustees and retired executives of the Seller and their respective spouses, as the case may be, which are currently maintained and contributed to by Seller.

           "Water Rights" shall mean all of the right, title and interest of (a) Seller and/or Workman Mill Investment Company in the Adjudication and to those certain four (4) wells located on or adjacent to the Real Property, and (b) Seller under and pursuant to the Reclaimed Water Agreement.

           "Water Rights Agreement" shall mean the agreement between Buyer and Seller pursuant to which Buyer shall provide water to Seller following the Closing.

           "Workman Mill Investment Company" shall mean Workman Mill Investment Company, a California corporation, and wholly-owned water company subsidiary of Murrieta Hills.

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

    2.1 Transfer of Assets. Upon the terms and subject to the conditions contained herein, at the Closing Date, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will acquire from Seller, the Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

    2.2 Assumption of Liabilities. Upon the terms and subject to the conditions contained herein, at the Closing Date, Buyer shall assume all liabilities of Seller in existence as of the Closing Date relating to the Assets and the Business, except for the Excluded Liabilities (defined in Section 2.3 below), including without limitation, the following liabilities of Seller;

           (a) All Liabilities of the Business asserted after the Closing Date and arising out of the operation of the Business conducted by Buyer after the Closing Date;

           (b) All Liabilities accruing, arising out of, or relating to events or occurrences happening before or after the Closing Date under the Contracts and Leases listed on Schedule 4.10;

           (c) Subject to Section 2.5, all of Seller's accounts payable set forth on the Interim Financial Statement or incurred after the date of the Interim Financial Statement (i) in the ordinary course of business, (ii) consistent with amounts historically incurred and (iii) in compliance with the terms of this Agreement; and

           (d) All Liabilities relating to the Trustees' and Executives' Pension Plans.

All of the foregoing are referred to in this Agreement as the "Assumed Liabilities".

    2.3 Excluded Liabilities. Notwithstanding any other provision of this Agreement, Buyer shall not assume, or otherwise be responsible for any Liability to the extent such Liability (a) is related to or arises out of the Excluded Assets, (b) involves the costs and expenses incurred in completing the Sky Rose Chapel and the Buddhist Pagoda Infrastructure in compliance with the Building and Related Contracts and Section 6.9, (c) is in the nature of a fee to a broker, investment banker, attorney or other professional hired or retained by Seller related to the sale of the Assets and the Business or other matters relating to Seller's relationship with the Operator and its Affiliates, (d) is in the nature of a Tax imposed against Seller, Workman Mill Investment Company or the Endowment Care Fund, (e) is any indebtedness for borrowed money (including associated accrued interest or prepayment penalties), (f) arises out of any agreement, oral or written, between the Operator or any Affiliate and Seller, (g) arises out of any pledge or similar commitment to a charitable organization, or (h) is a liability of the Seller as set forth in Section 2.5 below (collectively the "Excluded Liabilities").

    2.4  Deposit; Purchase Price.


           (a) The purchase price for the sale, transfer, assignment, conveyance and delivery of the Assets shall be an aggregate amount of $165.3 million plus an amount equal to the principal balance as of the Closing Date of (A) the Promissory Note from the Operator to Seller dated June 30, 1995 and (B) the Promissory Note from the Operator to Seller dated April 29, 1993, subject to adjustment as provided for in Section 2.4(b) (the "Purchase Price"). At the Closing, upon the terms and subject to the conditions set forth herein, Buyer shall pay the Purchase Price as follows:

                      (i) A credit equal to the sum of the cash actually received by Seller from (x) the LOC Payment and (y) the No Shop Payment.

                      (ii)        Up to [$      ] million in the form of Loewen
                                  Shares consisting of that number of Loewen
                                  Shares which shall be equal to the greater of [A] the result obtained by dividing the dollar amount of the Purchase Price to be paid in Loewen Shares by the average (mathematical mean) of the last sale price (regular way) of a share of Loewen Stock in the NASDAQ National Market System (or the United States stock exchange on which the Loewen Shares are then traded) as reported in The Wall Street Journal on each of the twenty (20) consecutive trading days commencing October

                                  1, 1996, or [B] the dollar amount of the Purchase Price to be paid in Loewen Shares divided by [$32].

                      (iii) Cash in an amount equal to the difference between the Purchase Price and paragraphs (i) and (ii) above.

           (b) The Purchase Price shall be decreased by an amount equal to the amount, if any, by which Net Operating Capital on the Closing Date is less than $6.55 million (the "Adjustment"). For purposes of the calculations in this
Section 2.4(b), each item comprising Net Operating Capital shall be determined using the same methodology as was used to determine such item on the Interim Financial Statements. The Adjustment shall consist of an Interim Adjustment and a Post-Closing Adjustment as set forth below:

                      (i) The Interim Adjustment shall be the amount, if any, by which the Net Operating Capital is less than $6.55 million on the date of the most recently available balance sheet (the "Pre-Closing Balance Sheet") and shall reduce the amount of the cash consideration payable on the Closing Date pursuant to Section
                                  2.4(a)(iii). Seller shall provide a copy of the Pre-Closing Balance Sheet to Buyer no later than five (5) business days prior to the Closing Date which shall serve as the basis for the calculation of the Interim Adjustment;

                      (ii) The Post-Closing Adjustment shall be the amount, if any, by which the Adjustment exceeds the Interim Adjustment. As promptly as practicable but no later than thirty (30) days after the Closing Date, Buyer shall cause to be prepared a calculation as of the Closing Date (the "Closing Date Calculation") which shall serve as the basis for the calculation of the Adjustment and the Post-Closing Adjustment. Upon the availability of the Closing Date Calculation, Buyer shall deliver the Closing Date Calculation to Seller, together with a certificate of the President of Buyer to the effect that, to the best of his knowledge, such Closing Date Calculation is true and correct and has been prepared in a manner consistent with the Interim Financial Statements. Within five (5) days of delivering the Closing Date Calculation, Seller shall pay Buyer the Post- Closing Adjustment, if any.

                      (iii) In the event of any disagreement concerning the Post-Closing Adjustment, each party shall make available to the other such books and records as are relevant to such disagreement and are in the possession of such party, and the parties shall work together in good faith to resolve such disagreement. The portion of the Post-Closing Adjustment, if any, as to which the parties are unable to agree after sixty (60) days shall be referred for resolution to a nationally recognized accounting firm, mutually and reasonably acceptable to both parties. The determination of such third party, whose costs and expenses shall be borne equally by Seller and Buyer, shall be final and determinative. Upon such determination, Seller shall make any additional payment required to be made, together with interest thereon.

           (c) The Purchase Price and Assumed Liabilities shall be allocated among the Assets in the manner required by Section 1060 of the Code and regulations thereunder as determined by Buyer and Seller. Buyer and Seller agree to each prepare and file on a timely basis with the Internal Revenue Service substantially identical initial and supplemental Internal Revenue Service Forms 8594 "Asset Acquisition Statements Under Section 1060" consistent with Exhibit
I. Buyer and Seller agree to use such allocation for all purposes and shall not make any inconsistent statement or adjustment on any Tax return or during the course of any Tax audit.

    2.5    Prorations.

           Utilities and Taxes. On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than sixty (60) calendar days thereafter, the real and personal property taxes, water, gas, electricity and other utilities, local business or other license fees or taxes, if any, periodic charges payable with respect to the Assets or the Business shall be prorated between Buyer and Seller effective as of 11:59 p.m. on the day prior to the Closing Date. To the extent practicable, utility meter readings for the Facilities shall be determined as of the Closing Date. If the real property tax rate for the current tax year is not established by the Closing Date, the prorations shall be made on the basis of the rate in effect for the preceding tax year and shall be adjusted when the exact amounts are determined. All such prorations shall be based upon the most recent available assessed value of any Facility prior to the Closing Date. Seller shall be responsible for all charges described in this Section 2.5 prior to the Closing Date, if any, and Buyer shall be responsible for all such costs on and after the Closing Date.

    2.6 Closing Costs; Transfer Taxes and Fees. Buyer shall be responsible for one hundred percent (100%) of any documentary and transfer taxes and any sales, use or other taxes imposed by reason of the transfers of Assets (except for Taxes relating to Seller's gain, if any, on the sale of the Assets) provided hereunder and any deficiency, interest or penalty asserted with respect thereto and for fees and costs of recording or filing all applicable conveyancing instruments described in Section 3.2(a). Buyer shall also pay all costs of applying for new Permits and obtaining the transfer of existing Permits which may be lawfully transferred. Except as otherwise provided for in Section 6.10,
(a) Buyer and Seller shall each pay one-half (1/2) of the (i) the costs, expenses and premium for the ALTA Extended Coverage Owner's Policy(ies) of Title Insurance to be issued by the Title Company at the Closing in accordance with the Title Commitments and (ii) the cost of zoning, subdivision and map act, non-imputation and comprehensive affirmative coverage endorsements relating to the Real Property; provided, however, that the cost of all other affirmative coverage endorsements to be issued in connection therewith shall be the sole responsibility of Buyer, and (b) Buyer shall pay the costs and expenses related to preparation of the Surveys.

                                   ARTICLE III


                                     CLOSING

    3.1 Closing. The Closing of the transactions contemplated herein (the "Closing") shall be held at 9:00 a.m. local time on Tuesday November 26, 1996, at the offices of Latham & Watkins, 633 West Fifth Street, Suite 4000, Los Angeles, California 90071 or as promptly as practicable thereafter following the satisfaction of the conditions set forth in Sections 7.2, 8.2 and 8.13 (and subject to the other conditions of Article VIII), provided, that any deferral of the Closing Date beyond November 26, 1996 shall not affect Seller's rights under
Section 6.12 to draw upon the Letter of Credit in accordance with its terms, and provided further, that any deferral of the Closing Date beyond December 13, 1996 shall not affect any party's rights to terminate this Agreement pursuant to
Section 11.1, unless the parties hereto otherwise agree. Notwithstanding anything to the contrary in this Agreement, Buyer shall have the right, at its sole and absolute discretion, to extend the Closing Date until December 13, 1996 without further cost, expense or other consideration.

    3.2    Conveyances at Closing.

           (a) Instruments and Possession. To effect the sale and transfer referred to in Section 2.1 hereof, Seller will, at the Closing, execute and deliver to Buyer:

                      (i) one or more deeds, in the form attached hereto as Exhibit J, conveying fee simple title to all Real Property included in the Assets to Buyer or its designee subject to the Permitted Encumbrances;

                      (ii) one or more bills of sale, in the form attached hereto as Exhibit K, conveying in the aggregate all of Seller's owned personal property included in the Assets;

                      (iii) [Reserved];

                      (iv) subject to Section 9.2, Assignments of Leases in the form attached hereto as Exhibit L with respect to the Leases;

                      (v) subject to Section 9.2, Assignments of Contract Rights, each in the form of Exhibit M attached hereto, with respect to the Contract Rights;

                      (vi) Assignments of Patents and Trademarks and other Proprietary Rights each in the form attached hereto as Exhibit N, in recordable form to the extent necessary to assign such rights;

                      (vii) the Ancillary Agreements, substantially in the forms attached hereto as Exhibits A, B, C, D, E and F;

                      (viii) such grant deeds, bills of sale, assignments and other instruments as may be necessary in order to transfer and convey the Water Rights from Seller and Workman Mill Investment Company to Buyer;

                      (ix) stock transfer powers accompanied by certificates representing all (100%) of the capital stock of Workman Mill Investment Company; and

                      (x) such other instruments as shall be requested by Buyer to vest in Buyer title in and to the Assets in accordance with the provisions hereof.

           (b) Assumption Document. Upon the terms and subject to the conditions contained herein, at the Closing Buyer shall deliver to Seller an instrument of assumption substantially in the form attached hereto as Exhibit O, evidencing Buyer's assumption, pursuant to Section 2.2, of the Assumed Liabilities (the "Assumption Document").

           (c) Form of Instruments. To the extent that a form of any document to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Seller and Buyer.

           (d) Certificates; Opinions. Buyer and Seller shall deliver the certificates, opinions of counsel and other matters described in Articles VII and VIII.

           (e) Consents. Subject to Section 9.2, Seller shall deliver all Permits and any other third party consents required for the valid transfer of the Assets as contemplated by this Agreement.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

           As used in this Agreement with respect to Seller, the term "best knowledge" shall mean knowledge on the part of any trustee of the Seller after such inquiry by them as is reasonable under the circumstances, including, but not limited to, consultation where appropriate with the executive officers of the Operator. In no event shall the knowledge of any employee, agent or consultant of the Operator or of any agent or consultant of the Seller be imputed to any trustee of the Seller unless such knowledge has been previously communicated orally or in writing to such Trustee. "Knowledge" as used herein with respect to Seller, shall mean the actual present knowledge of the trustees of Seller, without investigation and without implying any duty to investigate. Seller hereby represents and warrants to Buyer as follows, except as otherwise set forth on the Disclosure Schedule, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

    4.1 Organization of Seller. Seller is a nonprofit mutual benefit corporation duly organized, validly existing and in good standing under the laws of the State of California with full corporate power and authority to conduct the Business as it is presently being conducted and to own, lease and operate its properties and assets. Copies of the Articles of Incorporation and Bylaws of Seller, and all amendments thereto, heretofore delivered to Buyer are accurate and complete as of the date hereof. Schedule 4.1 hereto correctly sets forth the names, the forms of legal entity, jurisdictions of organization, and principal places of business of all subsidiaries of the Seller.

    4.2 Authorization. Seller has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly approved by the board of trustees of Seller. No other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. Except as disclosed on Schedule 4.2, this Agreement has been duly executed and delivered by Seller and is, and upon execution and delivery each of the Ancillary Agreements will be, the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

    4.3 No Brokers. Except for Kerlin Capital Group, LLC (whose fees and expenses shall be paid by Seller), which has acted as financial advisor for Seller, neither Seller nor any of its respective trustees has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Buyer or any of its affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

    4.4 No Other Agreements to Sell the Assets. Neither Seller nor any of its respective trustees have any commitment or legal obligation, absolute or contingent, to any other person or firm other than Buyer, to sell, assign, transfer or effect a sale of any material amount of the Assets (other than burial spaces, crypts or other cemetery commodities in the ordinary course of business), to effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

    4.5 No Breach. Neither the execution and delivery of this Agreement and the Ancillary Agreements by Seller, nor the performance of Seller's obligations hereunder or thereunder, will, in any respect, (a) violate, conflict with or result in a breach of any Court Order, Regulation, or the Articles of Incorporation or Bylaws of Seller, (b) violate, conflict with or result in a breach or termination of, or otherwise give any contracting party additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of, any note, deed, lease, instrument, security agreement, mortgage, commitment, contract, agreement, license or other instrument, whether written or oral, express or implied, including, without limitation, the Assumed Liabilities, to which Seller is a party or by which the Assets or Seller is bound, except where such violation, conflict or breach would not be material, or (c) result in the creation or imposition of any Encumbrances against the Assets other than Permitted Encumbrances.

    4.6 Title and Condition of Assets. Schedule 4.6 includes a correct and complete list of all Fixtures and Equipment (including identification of certain Excluded Assets owned, leased or used by Seller and Workman Mill Investment Company where the net book value of an individual item exceeds $10,000. Seller and/or Workman Mill Investment Company, as the case may be, has title to all of the Fixtures and Equipment, free and clear of all Encumbrances. Seller has no reason to believe that the Fixtures and Equipment are not (a) in good condition and repair (subject to normal wear and tear), or (b) sufficient to permit Buyer to conduct the Business as now conducted, subject to the performance of usual and customary repair and maintenance and replacement in the ordinary course of business. Other than the Real Property (which is more fully provided for in Section 4.7), at the Closing, Buyer will acquire title to all of the Assets, in each case free and clear of any and all Encumbrances except Permitted Encumbrances.

    4.7    Real Property.

           (a) Schedule 4.7 constitutes a complete and correct list of all Real Property owned or used by Seller and Workman Mill Investment Company. Seller does not lease any Real Property. Seller has delivered or caused to be delivered to Buyer the Title Commitment representing evidence of Seller's and Workman Mill Investment Company's ownership of the Real Property.

           (b) At the Closing, Seller has and will transfer to Buyer fee simple title to all Real Property free and clear of any Encumbrances except for Permitted Encumbrances.

           (c) Except for the Permitted Encumbrances and the Leases, there are no contracts or agreements to which Seller or Workman Mill Investment Company is a party granting to any Person the right of use or occupancy of any portion of the Real Property.

           (d) To Seller's best knowledge (i) the structures, improvements and fixtures at or upon the Real Property including, but not limited to, roofs and structural elements thereof and the electrical, plumbing, heating, ventilation, air conditioning and similar units and systems, have to date been maintained by Seller in a manner it considers to be reasonable for the conduct of the Business and are in reasonable operating condition to allow the Business to continue to be conducted as heretofore conducted, subject to the provision of usual and customary maintenance and repair performed in the ordinary course of business consistent with past practice; and (ii) there is no material water diffusion or other intrusion into any buildings, structures, or other improvements included in the Real Property which would require a material expenditure for repairs in the next twelve (12) months.

    4.8    Workman Mill Investment Company.


           (a) Murrieta Hills, a wholly owned subsidiary of Seller, is the legal and beneficial owner of all (100%) of the common capital stock of Workman Mill Investment Company, free and clear and all Encumbrances.

           (b) Seller has, or on the Closing Date will have, taken all action necessary in order to cause Murrieta Hills, to transfer the capital stock of Workman Mill Investment Company to Buyer, free and clear of all Encumbrances, except Permitted Encumbrances.

           (c) There are no existing agreements, options, contract rights or rights with, of or to any person to acquire any of the capital stock of Workman Mill Investment Company.

           (d) Workman Mill Investment Company is duly organized, validly existing and in good standing under the laws of the State of California with full corporate power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties and assets, except as disclosed on Schedule 4.8. Copies of the Articles of Incorporation and Bylaws of Workman Mill Investment Company, and all amendments thereto, heretofore delivered to Buyer are accurate and complete as of the date thereof.

           (e) Workman Mill Investment Company has (i) no assets required to be described on Schedules 4.6 and 4.7, and (ii) no Liabilities, except as disclosed on Schedule 4.8.

    4.9    Environmental Issues.

           (a) Except as set forth in Schedule 4.9, to Seller's best knowledge, Seller has not generated, stored, handled, manufactured, transported, disposed of or released any Hazardous Materials on or at the Real Property, except in material compliance with applicable Environmental Requirements.

           (b) Except as set forth in Section 4.9, to Seller's best knowledge,
(i) the Real Property and the activities and operations of Seller and the prior owners or occupants thereof comply in all material respects with all Environmental Requirements, (ii) Seller has not received any written notice concerning any alleged violation of Environmental Requirements, (iii) there exists no judgment, decree, order, writ or injunction outstanding, nor any litigation, action, suit, claim (including citation or directive) or proceeding pending against Seller arising from the alleged violation of Environmental Requirements, or from an alleged release of Hazardous Materials, and (iv) no Hazardous Materials have migrated from other properties to, upon, about or beneath the Real Property.

    4.10 Contracts. Schedule 4.10 sets forth a complete and accurate list of all Contracts relating to the Assets of the following categories:


           (a) Contracts not made in the ordinary course of business;

           (b) Options with respect to any property, real or personal;

           (c) Contracts involving future expenditures or Liabilities, actual or potential, in excess of $25,000 or otherwise material to the Business or the Assets and not cancelable (without Liability) within 30 calendar days;

           (d) Promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, individually in excess of $25,000, whether Seller shall be the borrower, lender or guarantor thereunder or whereby any Assets are pledged (excluding credit provided by Seller in the ordinary course of business to purchasers of its products);

           (e) Contracts containing covenants limiting the ability of Seller or any trustee of Seller to engage in any line of business or compete with any person;

           (f) Any Contract with the United States, the State of California, the County of Los Angeles, the City of Whittier or any agency or department thereof involving expenditures or Liabilities in excess of $25,000;

           (g) Leases of the Real Property or any portion thereof;

           (h) Leases of personal property not cancelable (without Liability) within ninety (90) calendar days.

    4.11 Cemetery Preneed Accounts and Trust Funds. The Preneed Contracts are the only agreements pursuant to which preneed cemetery merchandise, properties or services have been sold by Seller. All monies paid to or for the benefit of Seller in respect of the Preneed Contracts have been, and as of the Closing will be, set aside in accordance with and subject to Regulations and Seller's ordinary and customary business practices. The terms and conditions of the Preneed Contracts, including but not limited to the collection of interest, comply in all material respects with all applicable Regulations. Seller is not in breach of any Preneed Contract and, to the best of Seller's knowledge, there is no default by or among the other parties to such contracts which in the aggregate is material. Seller has deposited in trust with respect to each of the Preneed Contracts and each at need sale all amounts as are required by applicable Regulations and/or the particular underlying Preneed Contracts or terms of the at need sale (collectively, the "Funds"), and all such Funds have at all times been and are now held in conformity with such Preneed Contracts, the terms of the at need sales and all applicable Regulations. All withdrawals of and investment and other uses of the Funds (including but not limited to payment to the trustees of the applicable trusts) have been made in accordance with all applicable Regulations, the terms of the at need sales and the Preneed Contracts. Seller will have paid or accrued, as of the Closing Date, all commissions due and owing with respect to the Preneed Contracts and the at need sales. As of August 31, 1996, the market value of the Funds, as set forth on the written statement of Seller's trust administrator, was not less than $__________. For those Preneed Contracts that are funded by insurance, Seller is the beneficiary of all such insurance policies required to fully fund such Preneed Contracts, and no future premiums remain to be paid, save and except those instances indicated on Schedule 4.11 where, pursuant to the terms of such insurance policies, the policies require specific payment of premiums over time.

    4.12 Permits. To Seller's best knowledge, Schedule 4.12 sets forth a complete list of all material Permits required under any applicable Regulation to permit (a) the operation of the Business and (b) the operation of the business of Workman Mill Investment Company, both as currently conducted, and the current construction of buildings and improvements by Seller at the Cemetery, including, but not limited to, the construction of the Sky Rose Chapel and the Buddhist Pagoda Infrastructure in accordance with the Building and Related Contracts. All Permits listed on Schedule 4.12 are in full force and effect.

    4.13 Consents. Except for those consents, approvals, authorizations or filings heretofore obtained, satisfied or made or those set forth on Schedule
4.13 ("Required Consents"), no material Consent is required to be obtained, satisfied or made pursuant to any Regulations, Permits, Assumed Liabilities or other Contracts by which Seller, or any of its properties or assets, including, without limitation, the Assets, is bound in connection with (a) the execution and delivery of this Agreement by Seller or (b) the sale and transfer to Buyer of the Assets, including, without limitation, the Assumed Liabilities and the Permits, or the consummation by Seller of the other transactions contemplated by this Agreement.

    4.14 Compliance with Regulations. To Seller's best knowledge, neither Seller (and its conduct of the Business and use of the Real Property) nor Workman Mill Investment Company, has violated and each is in material compliance with, all Regulations and Court Orders relating to the Assets, the Business, Seller or Workman Mill Investment Company, except as disclosed in Schedule 4.14.

    4.15 OSHA, ADA and FTC. To Seller's best knowledge, except as reflected in
Schedule 4.15, Seller is in compliance with all requirements of the Occupational Safety and Health Act ("OSHA") and the Americans with Disabilities Act ("ADA") pertaining to the facilities and operations of Seller, and with all requirements of the Federal Trade Commission's Funeral Industry Practices Regulation ("FTC Funeral Rule"). Seller has neither commissioned, nor completed nor shall Seller be obliged to commission or complete, any study or investigation relative to OSHA, ADA or the FTC Funeral Rule.

    4.16 Political Contributions and Other Payments. During the past five (5) years, neither Seller nor any other Person acting on its behalf has (a) except for lawful political contributions in the ordinary course of business, made any payment to any governmental official, employee or agent (domestic or foreign) to wrongfully induce the recipient or the recipient's employer to do business with, grant favorable treatment to or compromise or forego any claim by or against Seller, or (b) made any significant payment or conferred any significant benefit which, Seller, in the exercise of reasonable business judgment, considers or reasonably should consider to be improper.

    4.17 Ordinary Course of Business. Since May 31, 1996, Seller has operated and conducted the Business in the ordinary and usual course consistent with past practices in all material respects, except as otherwise disclosed in Schedule 4.17.

    4.18 Litigation. Except as disclosed on Schedule 4.18, there is no Action pending or, to Seller's best knowledge, threatened or anticipated against Seller, the Business, the Assets or Workman Mill Investment Company, which is likely to be material to Seller if decided adversely. Neither Seller nor Workman Mill Investment Company is subject to any material judgment, injunction, decree, writ, interpretation or order of any governmental authority. Seller has no knowledge of any facts or circumstances or other events which have occurred or which may reasonably be excepted to occur that can be reasonably expected to give rise to any such Action.

    4.19   Financial Statements.

           (a) Seller has delivered to Buyer the Audited Financial Statements and the Interim Financial Statements. As of their respective dates, the Audited Financial Statements and the Interim Financial Statements (i) are in accordance with the Books and Records, (ii) were prepared in accordance with GAAP, consistently applied, except where noted therein, and (iii) fairly present in all material respects the financial position and results of operations of the Seller as of the dates and for the periods covered thereby, subject in the case of the Interim Financial Statements, to normal year-end accruals and audit adjustments.

           (b) Since May 31, 1996, no Material Adverse Change has occurred to the operations, prospects of the Business, Assets or Liabilities of the Seller.

    4.20 Accounts Receivable. All of the accounts receivable shown on the balance sheets contained in the Financial Statements (exclusive of accounts receivable from the Operator) as of May 31, 1996 (i) reflect actual transactions, (ii) have risen from bona fide transactions in the ordinary and usual course of the conduct of the Business (except as disclosed in Schedule 4.20), (iii) are not subject to any set off or counterclaim, and are fully collectible in accordance with the terms of the underlying contracts subject to the reserves shown on the Interim Financial Statements, which in all respects are adequate.

    4.21 Inventory. Additions to and deletions from inventory since May 31, 1996, have been only in the ordinary course of business, consistent with past custom and practice.

    4.22 Employee Benefits and Plans. Except for the Trustees' and Executives' Pension Plans, Seller does not maintain, and for at least the last five (5) years has not maintained, any Employee Benefit Plans.

Amendment No. 1 to the Trustees' Plan has never been adopted, except as otherwise disclosed in Schedule 4.22.

    4.23   Insurance.  Seller maintains insurance as described on Schedule 4.23.

    4.24 Grave Spaces. Exhibit P (which is incorporated herein by reference) is a memorandum to Buyer, dated March 18, 1996 (as to which no representation or warranty is made by Seller). To Seller's best knowledge, the undeveloped property presently contemplated as being usable as grave spaces as indicated in Exhibit P is suitable for the future development of grave spaces without unduly burdensome expense consistent with Seller's past practices since 1990; provided, however, that (i) Seller makes no representation as to future changes in regulation, the political climate for development or the absence of any opposition to such development by private persons, groups or associations and
(ii) since 1990 Seller has not needed to engage in any significant earth-moving activities in connection with the development of grave spaces, except as otherwise disclosed in Schedule 4.24.

    4.25 Taxes. (a) Seller is a cemetery corporation exempt from federal taxation pursuant to Section 501(c)(13) of the Code and there is no proceeding pending, or, to Seller's best knowledge, threatened which has as its purpose termination of such status.

           (b) The Endowment Care Fund is exempt from federal taxation pursuant to Section 501(c)(13) of the Code and from taxation in California pursuant to [cite statute, etc.] and there is no proceeding pending, or, to Seller's best knowledge, threatened, which has as its purpose termination of such status.

    4.26 Rights and Titles to Water Rights. Seller and/or Workman Mill Investment Company, as the case may be, each has the legal right to and is the holder of legal title to those certain four (4) water wells located on those portions of the Real Property as are more fully described in Title Commitment No. 9622423-51, and Seller and Workman Mill Investment Company, as the case may be, has full right, power and authority to transfer and convey all of its respective right, title and interest in such water wells to Buyer.

    4.27 Reclaimed Water Agreement. The Reclaimed Water Agreement is in full force and effect and Seller is not in default thereunder. Seller has received no notice of, and to Seller's best knowledge, no incident has occurred which could result in, either a substantial increase in the cost to be paid by Seller for the water to be supplied thereby or the loss or impairment of Seller's right to purchase water thereunder.

    4.28 Compliance with the Adjudication. Seller and Workman Mill Investment Company are in compliance in all material respects with the Adjudication; no portion of the Prescriptive Pumping Right and Pumper's Share % (as defined therein) allocable to each of Seller and Workman Mill Investment Company under and pursuant to the Adjudication has been rescinded or amended or modified in any respect other than as set forth in the Adjudication; and neither Seller nor Workman Mill Investment Company has sold or otherwise transferred all or any portion of its Prescriptive Pumping Right and Pumper's Share % to any party, except for (a) the prior temporary assignment or lease of water rights owned by Seller and/or Workman Mill Investment Company to San Gabriel Valley Water District, and (b) the prior or current assignment or lease of water rights owned by Seller and/or Workman Mill

Investment Company as disclosed on Schedule 4.28, in each instance otherwise reflected in the main San Gabriel Basin Water Master Status of Water Production Rights for the applicable year.

    4.29 Pre-Existing Entity. Seller has not been organized for the specific purpose of acquiring the Loewen Shares.

    4.30 Beneficial Ownership. As of the date hereof and prior to the acquisition of the Loewen Shares as contemplated hereunder, Seller is not (i) the "beneficial owner" of any securities of Loewen, as such term is defined in Rule 13d-3 promulgated under the Exchange Act, or (ii) a member of a group which has acquired beneficial ownership of securities of Loewen for purposes of Sections 13(d) and 13(g) of the Exchange Act.

    4.31 Acquisition Without View to Distribute. The Loewen Shares to be acquired by Seller are being acquired by Seller for its own account, not as a nominee or agent, and not with a view to the resale or distribution thereof within the meaning of the Securities Act and Seller will not distribute the Loewen Shares in violation of the Securities Act or any applicable state securities laws.

    4.32 Access to Information. Seller acknowledges that Loewen has made available to it the opportunity to ask questions of and receive answers from Loewen's officers and directors concerning the business and financial condition of Loewen, and Seller has received to its satisfaction such information about the business and financial condition of Loewen as it has requested.

    4.33 Additional Representations of Seller. (i) Seller is an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act, (ii) Seller's financial situation is such that it can afford to bear the economic risk of holding the Loewen Shares for an indefinite period of time and suffer complete loss of its investment in the Loewen Shares, (iii) Seller's knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of its acquisition of the Loewen Shares as contemplated by this Agreement, (iv) Seller has no contract, arrangement or understanding with any broker, finder of similar agent with respect to the transactions contemplated by this Agreement respecting the Loewen Shares (except for investment banking fees disclosed elsewhere in this Agreement and for which Seller shall be liable).


    4.34 Condemnation. There is no pending or, to Seller's best knowledge, threatened condemnation, expropriation or eminent domain proceeding affecting all or any part of the Real Property, and Seller has not received any written notice of any of the same.

    4.35 Deferred Merchandise Liability. All payments received for all cemetery merchandise which has not yet been personally delivered to the purchaser is held in trust in accordance with applicable Regulations and Seller has no net deferred merchandise liability relating thereto.

    4.36 No Employees. Except as set forth in Schedule 4.36(i), Seller does not have, nor has it in the last five years had, any employees and (ii) in the last five years no complaint has been lodged against Seller in any forum by an employee or former employee.

    4.37 Full Disclosure. None of the representations and warranties made by Seller in this Agreement

(including the Exhibits and Schedules hereto) or made in any certificate furnished by Seller or on Seller's behalf, contains or will contain any untrue statement of a material fact, or to Seller's best knowledge, omits or will omit any material fact the omission of which would be misleading.


                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

           Buyer hereby represents and warrants to Seller as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct, as follows:

    5.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

    5.2 Authorization. Buyer has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly approved by the board of directors of Buyer and the shareholders of Buyer. No other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and is, and upon execution and delivery the Ancillary Agreements will be, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as enforcement may be limited by debtor relief laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

    5.3 No Breach. Neither the execution and delivery of this Agreement and the Ancillary Agreements by Buyer, nor the performance of Buyer's obligations hereunder or thereunder, will (a) violate, conflict with or result in a breach of any Court Order, Regulation, or the Articles of Incorporation or Bylaws of Buyer, or (b) violate, conflict with or result in a breach or termination of, or otherwise give any contracting party additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of, any note, deed, lease, instrument, security agreement, mortgage, commitment, contract, agreement, license or other instrument, whether written or oral, express or implied, to which Buyer is a party or by which Buyer is bound except where such violation, conflict or breach would not have a material adverse effect on Buyer's ability to perform its obligations under this Agreement.

    5.4 Consents and Approvals. Other than in connection with or in compliance with the provisions of the HSR Act and filings required by the California Department of Consumer Affairs or any other regulatory agency governing cemeteries in California, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

    5.5 No Brokers. Except as set forth in Schedule 5.5, neither Buyer nor any of its officers, directors, employees, shareholders or affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Seller or any of its affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

    5.6 [Reserved].

    5.7 Regulatory Authority. Buyer is not subject to any Court Order with respect to Buyer's existing operation of its business, and no Court Order will prohibit the transactions contemplated by this Agreement or the operation of the Business by Buyer after the Closing.

    5.8 [Reserved].

    5.9 No Opposition to Development. Buyer will not oppose in any manner Seller's future use or development of the Gate Two Property and/or the Murrieta Hills Cemetery Property, in each instance after the expiration of any option to purchase either of such properties provided by Seller to Buyer, except in the event that any such intended use or development would have the effect of materially adversely affecting the Assets or the Business.

    5.10 No Litigation. There is no Action pending, affecting or, to the best knowledge of Buyer, threatened against Buyer or its Affiliates, that could singly or in the aggregate, act to materially impair or affect Buyer's ability to consummate the transactions contemplated by this Agreement.

    5.11   Business Experience, Investigation and Access to Data.

           (a) Acquisition acknowledges that an Affiliate of Loewen is one of Acquisition's stockholders. Acquisition also acknowledges that such Affiliate has the experience and ability necessary to evaluate the merits and risks of its purchase of the Assets and the Business.

           (b) It is expressly understood and agreed that Seller is not making, and has not made, any representation or warranty of any kind, express or implied, except for those specifically provided in Article IV of this Agreement. Except for matters which are expressly covered by such representations and warranties, and upon which Acquisition intends to justifiably rely, Acquisition is relying on its own investigation and analysis in entering into this Agreement and consummating the transactions contemplated hereby. Nothing contained in the foregoing Provisions of this Section 5.11, however, shall limit or modify the representations and warranties of Seller as contained in this Agreement.

           (c) At the time of the execution and delivery of this Agreement, based solely upon the actual and direct knowledge of Lawrence Miller, G. Scott Mindrum, Paul J. Hart and Charles Kizina, after such investigation and inquiry as is reasonable under the circumstances, no material breach of any representation or warranty made by Seller in this Agreement has occurred.

    5.12 Roses, Inc. Agreement. The Roses, Inc. Agreement, together with all Exhibits, Schedules and other attachments thereto constitutes the entire understanding between Buyer and Roses, Inc. and the stockholders of Roses, Inc. (the "Roses Stockholders") and (except for certain Employment and Consulting

Agreements as described in the Roses, Inc. Agreement) sets forth the total consideration to be paid to Roses, Inc. and each of the Roses Stockholders in connection with the transfer of the business of Roses, Inc. Except for this Agreement, there are no further agreements or understandings of any kind between Roses, Inc. and Buyer, nor between Buyer and any Roses Stockholder or member of the management of Roses, Inc., or any affiliate of Roses, Inc., which relate in any manner to the sale of either the Cemetery or the business of Roses, Inc., and no Roses Stockholder or member of the management of Roses, Inc. will receive any consideration other than as set forth in the Roses, Inc. Agreement for the sale of the Cemetery or the business of Roses, Inc.

    5.13 Financing Commitments. Buyer has received letters related to equity and debt financing for the transactions subject of this Agreement and has delivered them to Seller on the date of this Agreement. Buyer has no reason as of the date hereof to believe that the financings referred to in such letters will not be available to Buyer on the Closing Date.



                                   ARTICLE VI

                          COVENANTS OF SELLER AND BUYER

        Seller and Buyer each covenant with the other as follows:

    6.1 Further Assurances. Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, except that Buyer shall not be required to enter into any financing arrangements on terms not acceptable to Buyer, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (iii) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective best efforts (A) to obtain all necessary waivers, consents and approvals from other parties to the Contracts and Leases to be assumed by Buyer, (B) to obtain all necessary Permits as are required to be obtained under any Regulations, (C) to give all notices to, and make all registrations and filings with third parties, including without limitation submissions of information requested by governmental authorities, and (D) to fulfill all conditions to this Agreement. As soon as practicable after the execution and delivery of this Agreement, Buyer and Seller shall make all filings required under the HSR Act. In addition, Buyer and Seller will commence all action required under this Section 6.1 by a date which is early enough to allow the transactions contemplated hereunder to be consummated by the Closing Date and shall take all action necessary for compliance with the HSR Act.

    6.2 HSR. In connection with proceedings under or relating to the HSR Act or any other federal or state antitrust or fair trade law, all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of Buyer or Seller shall be subject to the joint review of Buyer and Seller, acting with the advice of their respective counsel, it being the intent that the parties hereto will consult and cooperate with each other, and consider in good faith the views of one another, in connection with any such analysis, presentation, memorandum, brief, argument, appearance, opinion or proposal; provided, that nothing herein shall prevent Buyer or Seller from (i) making or submitting any such analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal in response to a subpoena or other legal process or as otherwise required by law, or (ii) submitting factual information to the United States Department of Justice, the Federal Trade Commission, any other governmental agency or any court or administrative law judge in response to a request therefor or as otherwise required by law. Seller agrees to use its best efforts to litigate against the entry of, or to obtain the lifting of, any temporary restraining order or preliminary or permanent injunction or other governmental action in connection with the HSR Act or any other applicable federal or state antitrust or fair trade law. The existence of a temporary restraining order or the pendency of an action or proceeding described in the preceding sentence will operate only to delay the Closing until the thirtieth
(30th) day following the lifting of such temporary restraining order or the conclusion of such action or proceeding; provided, however, that if such matter is not resolved by December 13, 1996, then Buyer or Seller shall have the right to terminate this Agreement and, in either case, the Letter of Credit (or the LOC Payment, as the case may be) and the No Shop Payment shall be returned to Buyer and no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement.

    6.3 Notification of Certain Matters. From the date hereof through the Closing, Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto and made by such party to be untrue or inaccurate in any respect and (b) any failure of Seller or Buyer, as the case may be, or any of their respective affiliates, shareholders or Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. Seller shall promptly notify Buyer of any Default by such party, the threat or commencement of any Action, or any development that occurs before the Closing that could in any way affect Seller, the Assets or the Business. Further, if at any time during the term of this Agreement, Buyer shall learn that any representation or warranty contained in this Agreement or in any exhibit or schedule hereto and made by Seller to be untrue or inaccurate in any respect, then Buyer shall notify Seller thereof and, if Buyer has not waived such untruth or inaccuracy, Seller shall cure the inaccuracy, without any obligation so to do, except that if the inaccuracy can be cured by the payment of a monetary amount, then Seller shall so do, but Seller shall not be obligated to expend more than $1.0 million (when aggregated with all amounts spent pursuant to Section 6.10 of this Agreement and Sections
6.10 and 6.13 of the Roses, Inc. Agreement to cure all such inaccuracies. If Seller is not required to cure the untruth or inaccuracy as set forth in the preceding sentence then Buyer may (a) waive such untruth or inaccuracy, or (b) terminate this Agreement and the Roses, Inc. Agreement and, in the latter instance, the Letter of Credit (or the LOC Payment, as the case may be) and the No Shop Payment shall be returned to Buyer and no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement or the Roses, Inc. Agreement.

    6.4 Investigation by Buyer. Subject to Section 11.11 hereof, Seller shall allow Buyer and its Representatives and lenders, during regular business hours after reasonable advance notice to Operator and Seller through their employees, agents, advisors and representatives, to make such investigation of the business, properties, books and records of and to conduct such examination of the condition of Seller as Buyer deems necessary or advisable to familiarize itself and its lenders with such business, properties, books, records, condition and other matters, and to investigate the accuracy and completeness of the representations and warranties of Seller hereunder. Such access shall include authorizing Seller's legal, accounting, tax, insurance and environmental consultants and advisors to cooperate with Buyer and its advisors.

    6.5 Conduct of Business. Except as otherwise contemplated in this Agreement or as consented to by Buyer in writing, which consent shall not be unreasonably withheld, conditioned or delayed, from the date hereof through the Closing, Seller shall operate the Business in the ordinary course of business and substantially in accordance with past custom and practice and will not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, Seller shall not, except as specifically contemplated by this Agreement or as consented to by Buyer in writing:

           (a) change or amend Seller's Articles of Incorporation or Bylaws;

           (b) withdraw any portion of the principal of the Endowment Care Fund, including, without limitation, net realized capital gains; provided, however, that Seller may withdraw, from time to time, and apply interest, dividends and other earnings on the Endowment Care Fund as provided by applicable Regulations and, provided further, Seller may affect changes in the investment strategy or policies of the Endowment Care Fund so long as it advises Buyer with respect to such changes;

           (c) enter into, extend, modify, terminate or renew any Contract or Lease, except in the ordinary course of business;

           (d) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Assets, or any interests therein, except for sales, including sales of Inventory, in the ordinary course of business consistent with its past custom and practice;

           (e) incur any Liability for long-term interest bearing indebtedness, guarantee the obligations of others, indemnify others or, except in the ordinary course of business, incur any other Liability;

           (f) make any change in the key officers of Seller or hire any employees in the Business;

           (g) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association or other business organization or division thereof;


           (h) fail to conduct its cash management customs and practices including the collection of accounts receivable, inventory control and payment of accounts payable other than in the usual and ordinary course of business in accordance with past custom and practice;

           (i) make any loans or advances to any partnership, firm or corporation, or, except for expenses incurred in the ordinary course of business, any individual;

           (j) intentionally do any other act which would cause any representation or warranty of Seller in this Agreement to be or become incorrect or untrue in any respect;

           (k) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder; or

           (l) grant, create, or suffer an Encumbrance on any of the Assets other than Permitted Encumbrances.

    6.6 Endowment Care Fund. Following consummation of the transactions contemplated by this Agreement, Buyer shall not improperly utilize or invest the Endowment Care Fund, shall manage the same in full compliance with California Regulations and shall not withdraw any principal from the Endowment Care Fund.

    6.7 Maintenance of the Cemetery. Following consummation of the transactions contemplated by this Agreement, Buyer will continue to operate the Cemetery as a first class cemetery in serving its customers and property owners, and in that regard shall avail itself (to the extent it deems necessary or advisable) of the expertise and advice of Loewen as to cemetery maintenance and management.

    6.8 [Reserved].

    6.9 Completion of Construction of Sky Rose Chapel and Buddhist Pagoda Infrastructure. Notwithstanding the assumption by Buyer of the Building and Related Contracts at the Closing, Seller shall remain responsible and obligated for all costs and expenses incurred in connection with completion of all work as provided for in the Building and Related Contracts and the payment of all fees and other compensation relating thereto, which payments shall be made by Seller directly to the contractors, architects, engineers and other Persons who are parties with Seller to the Building and Related Contracts, consistent with past practice, and Seller shall not suffer or permit to be enforced against the Real Property and shall pay or cause to be paid before any action is brought to enforce the same against the Real Property, any mechanics', materialman's, contractor's or subcontractor's liens claims or demands arising from the Building and Related Contracts except insofar as Seller shall contest such action in good faith; provided that Seller shall not be relieved of its obligation to pay for resolution of any such action. From the date of this Agreement until the Closing Date, Seller shall take no action as would result in any modification to or amendment of the Building and Related Contracts, including change order(s), which could or would result in Buyer having any liability, responsibility, or obligation for payment of any sum(s) specified therein. From and after the Closing Date, Buyer shall oversee and supervise completion of the work provided for in the Building and Related Contracts until completion and Buyer shall provide Seller with access to the Sky Rose Chapel and the Buddhist Pagoda Infrastructure so as to allow Seller to monitor the construction; provided, however, that any changes in, alterations to, or directions to alter the Building and Related Contracts by Buyer which shall increase the cost and expenses incurred in connection with the Sky Rose Chapel and/or the Buddhist Pagoda Infrastructure shall be the sole obligation and the sole responsibility of Buyer.

    6.10 Title Insurance.

           (a) The Title Company has provided Buyer with and Buyer has reviewed and approved the Title Commitments and Surveys for the Real Property, along with copies of all documents and instruments reflecting items noted as exceptions to title. The Title Commitments have been appropriately annotated and initialled by the parties to reflect such approval and are accompanied by copies of all endorsements which Buyer requires and the Title Company has agreed to provide.

           (b) Any liens, encumbrances, security interests, easements, restrictions, reservations, conditions, covenants, rights, rights-of-way, and other matters affecting title to the Real Property which are created or which may appear of record after the date of the Title Commitment(s) and Survey(s), as applicable, but before the Closing Date, and which are not reflected in the Title Commitment(s) or Survey(s) (collectively, "Intervening Liens") shall be subject to Buyer's reasonable approval. Buyer shall be deemed to have approved each such Intervening Lien unless Buyer delivers to Seller written notice of disapproval specifically identifying grounds for such disapproval (an "Objection") within fifteen (15) days after Buyer's receipt of written notice from the Title Company advising of the existence of such Intervening Lien. Buyer shall not have the right to disapprove any Intervening Lien which has been previously approved (or deemed approved) by Buyer, or which is caused by Buyer or any act of Buyer, its agents, contractors, employees or invitees. If Buyer makes an Objection to an Intervening Lien, then Seller shall elect (i) to cure such Objection prior to the Closing Date and have the Title Commitment(s) and Survey(s) updated to reflect such cure (to the extent applicable), whereupon it will be deemed that such Intervening Lien is satisfactory to Buyer, or (ii) to refuse to cure the Objection, unless the Intervening Lien shall be subject to being reduced to an ascertainable monetary amount, which Seller shall pay, but not greater than $1.0 million when aggregated with all amounts paid by Seller pursuant to Section 6.3 of this Agreement and Sections 6.10 and 6.13 of the Roses, Inc. Agreement as respects all Intervening Liens, in the aggregate, and Buyer, if Seller is not so required to cure, shall have the right to either (x) waive the Objection, in which case such Intervening Lien shall become an additional Permitted Encumbrance for purposes of this Agreement, or (y) terminate this Agreement and the Roses, Inc. Agreement by notifying Seller thereof within fifteen (15) days after Seller notifies Buyer of Seller's inability or election not to cure the Objection and buyer shall then be entitled to return of the Letter of Credit (or the LOC Payment, as the case may be) and the No Shop Payment. If Buyer does not so timely elect to terminate this Agreement and the Roses, Inc. Agreement, then Buyer shall be deemed to have waived the Objection and such Intervening Lien shall become an additional Permitted Encumbrance for purposes of this Agreement. A commitment of the Title Company to insure over any Intervening Lien shall constitute cure by Seller of the Objection so long as Seller shall pay all additional title and Survey Charges with respect thereto. Notwithstanding the foregoing, Seller shall not cause, create or permit the creation of any Intervening Lien unless such Intervening Lien is required by law.

    6.11 Preneed Contracts and Trust Funds. At the Closing Seller will assign to Buyer any trust funds, accounts, debenture sinking fund and insurance policies relating to the Preneed Contracts, and will execute all necessary documentation that Buyer may reasonably require with respect to such assignment. In the event it is necessary to notify the beneficiaries of the Preneed Contracts respecting this assignment or the assignment of the Preneed Contracts, Buyer will, with Seller's full cooperation, make all arrangements respecting the delivery and content of the notices.

    6.12 Letter of Credit. Concurrently with the execution of this Agreement, Loewen has delivered to Seller on behalf of Buyer an irrevocable letter of credit drawn on The Bank of Montreal ("Bank") in the amount of $16.1 million, having a maturity date of December 12, 1996 (the "Letter of Credit"). At the Closing, the Letter of Credit shall be returned to Buyer as against delivery by Buyer of the cash portion of the Purchase Price; provided, however, that if the Closing occurs after November 26, 1996, but prior to December 14, 1996, and Seller has drawn against the Letter of Credit, the proceeds of the Letter of

Credit shall be applied against the Purchase Price. In the event that Seller shall commit a material breach of this Agreement, the Letter of Credit, or if the Letter of Credit has been drawn against, the proceeds of the Letter of Credit, shall be returned or paid to Buyer. Seller may draw upon the Letter of Credit upon delivery to the Bank of a certificate executed by a duly authorized officer of Seller which states as follows:

                         (a) I am duly sworn according to law; (b) I am the duly elected and incumbent [officer] of Seller; (c) as of November 26, 1996, no Closing (as defined in that certain Asset Purchase Agreement dated September 17, 1996 between Rose Hills Memorial Park Association and Tudor Acquisition Corp. [the "Agreement"]) has occurred; (d) all conditions to Buyer's obligations to close (other than the conditions specified in the first two sentences of Section 8.2, Section 8.4, Section 8.5,

                         Section 8.12, Section 8.13, Section 8.14, Section 8.15.
                         Section 8.16 and Section 8.18 of the Agreement) have been fulfilled; (e) the Association has delivered to Buyer not later than three (3) days prior to the Association's draw on the Letter of Credit a notice stating that with respect to the conditions set forth in Section 8.15 and Section 8.18 of the Agreement, the Association has no reason to believe that such conditions would not be satisfied if the Closing Date had occurred on the date of the draw of this Letter of Credit; and (f) Roses, Inc. has delivered to the Bank its certificate pursuant to Section 8.6 of the Roses, Inc. Agreement.

    6.13 Satisfaction of Conditions. Seller shall use its best efforts to satisfy promptly all conditions precedent to the obligations of Buyer to consummate the transactions contemplated by this Agreement.

    6.14 Assistance in Financing. Seller acknowledges that Buyer currently intends that payment of the Purchase Price pursuant to Section 2.4 will be financed, in part, by an offering of securities and the arranging of senior bank debt financing. Seller will provide customary assistance in connection with Buyer's efforts to raise such financing, including, without limitation, making senior management reasonably available for meetings with prospective lenders and investors and cooperating in the preparation of offering documents and necessary financial and business information to enable documents, including the financial statements of Seller, to comply with the rules and regulations of the Securities and Exchange Commission, it being recognized that Seller will have no responsibility with respect to such compliance and will be appropriately indemnified by Buyer in connection therewith. Buyer shall reimburse Seller for reasonable expenses incurred by Seller for preparation of financial statements required in connection with such offering.

    6.15 [Reserved].

    6.16 Resignation and Replacement of Trustees of Endowment Care Fund. Between the date of this Agreement and the Closing Date, Seller and Buyer shall cooperate with one another to arrange for the resignation and replacement of all Trustees of the Endowment Care Fund to be effective on and as of the Closing Date.

    6.17   Restrictions on Transfer of the Loewen Shares.

           (a) Seller (i) acknowledges that the Loewen Shares are not registered under the Securities Act and that the Loewen Shares to be acquired by it must be held indefinitely by it unless they are subsequently registered under the Securities Act or an exemption from registration is available, (ii) is aware that any routine sales under Rule 144 promulgated under the Securities Act of Loewen Shares may be made only in limited amounts and in accordance with the terms and conditions of Rule 144 and that in such cases where Rule 144 is not applicable, compliance with some other registration exemption will be required,
(iii) is aware that Rule 144 may not presently be available for use by Seller for resale of any Loewen Shares, and (iv) is aware that, except as provided in Registration Rights Agreement, Loewen is not obligated to register under the Securities Act any sale, transfer or other disposition of the Loewen Shares. Seller further agrees that, notwithstanding the expiration or lapse of any restriction(s) on its transfer of the Loewen Shares as provided in this Section
6.17 it will not transfer any of the Loewen Shares for a period of twelve (12) months from the Effective Date.

           (b) Seller acknowledges that Loewen is not required to register the transfer of the Loewen Shares on the books of Loewen unless Loewen shall have been provided with an opinion of counsel reasonably satisfactory to it prior to such transfer to the effect that registration under the Securities Act or any applicable state securities law is not required in connection with the transaction resulting in such transfer. Each certificate for the Loewen Shares issued upon any transfer as above provided shall bear the restrictive legend set forth in Section 6.18, except that such restrictive legend shall not be required if the opinion of counsel reasonably satisfactory to Loewen referred to above is to the further effect that such legend is not required in order to establish compliance with the provisions of the Securities Act and any applicable state securities law.

    6.18 Restrictive Legend. Each certificate representing the Loewen Shares shall be stamped or otherwise imprinted with the following legend:

                         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM, AND ANY SALE OR OTHER TRANSFER IS FURTHER SUBJECT TO THE RESTRICTIONS SET FORTH IN THE CERTAIN ASSET PURCHASE AGREEMENT DATED SEPTEMBER 17, 1996 BETWEEN ROSE HILL MEMORIAL PARK ASSOCIATION AND TUDOR ACQUISITION CORP."

                         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE AND THE MONTREAL EXCHANGE; HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF SUCH EXCHANGES SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT

           "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON THE TORONTO STOCK EXCHANGE OR THE MONTREAL EXCHANGE."

Each share certificate to be delivered must be accompanied by a letter from The Loewen Group Inc. stating that:

           (a) The securities represented by this certificate cannot be traded through the facilities of The Toronto Stock

                         Exchange or on The Montreal Exchange since the certificate is not freely transferable and consequently is not "good delivery" in settlement of transactions on The Toronto Stock Exchange or on The Montreal Exchange; and

           (b) The Toronto Stock Exchange and The Montreal Exchange would deem the security holder to be responsible for any loss incurred on a sale made by such holder in such securities.

    6.19 Termination of Restrictions on Transferability. The conditions imposed by Section 6.17 upon transferability of the Loewen Shares shall cease and terminate as to any of the Loewen Shares when (i) such securities shall have been registered under the Securities Act and sold or otherwise disposed of in accordance with the intended method of disposition by the seller thereof set forth in the registration statement covering such securities, or (ii) at such time as an opinion of counsel satisfactory to Loewen shall have been rendered as required pursuant to the second sentence of Section 6.17(b) to the effect that the restrictive legend on such securities is no longer required (but not prior to the expiration of one year from the Closing Date), or (iii) when such securities are transferable in accordance with the provisions of Rule 144 promulgated under the Securities Act and Section 6.17 above. Whenever the conditions imposed by this Section shall terminate as hereinabove provided with respect to any of the Loewen Shares, the holder of any such securities bearing the legend set forth Section 6.18 as to which such conditions shall have terminated shall be entitled to receive from Loewen, without expense (except for the payment of any applicable transfer tax) and as expeditiously as possible, new stock certificates not bearing such legend.

    6.20 Waiver of Right of First Refusal. Seller shall have waived its right of first refusal with respect to Buyer's merger transaction with Roses, Inc., and any related transactions between Buyer and Rose Hills Mortuary, Inc. or the Operator.

    6.21 Additional Options to Purchase. Seller and Buyer, between the date of this Agreement and the Closing Date, shall use their good faith best efforts to negotiate agreements providing Buyer with options to purchase the Murrieta Hills Cemetery Property and the Sun City Property, which agreements (but only if the terms and conditions thereof are satisfactory to both Buyer and Seller) shall be executed and delivered by Buyer and Seller at the Closing.

    6.22 Preneed Contracts and Trust Funds. Seller shall, upon receipt of written notice from Buyer, reimburse Buyer for the cost of fulfilling all Preneed Contracts, whether funded by insurance or trust funds, that are not fully identified or properly funded in accordance with Section 4.11. Upon receipt of written notice from Buyer, Seller shall pay to Buyer, and indemnify Buyer for, the amount of any shortfall without limitation as to amount. "Shortfall" means the difference as of the Closing Date between all amounts legally or contractually required to be paid for insurance policies or placed in trust by Seller with respect to the Preneed Contracts or at need sales and the amounts actually paid for insurance policies or placed in trust by Seller with respect to the Preneed Contracts or at need sales. Seller shall not withdraw or permit the withdrawal of any monies from the Funds before the Closing Date other than in accordance with Regulations and the terms of the Preneed Contracts. At the Closing Date, Seller shall assign to Buyer the Funds and any other trust funds, accounts and insurance policies relating to the Preneed Contracts, and will execute all necessary documentation that Buyer may require with respect to such assignment. In the event that it is necessary to notify the beneficiaries of the Preneed Contracts respecting this assignment or the assignment of the Preneed Contracts, Buyer shall, with Seller's full cooperation, make all arrangements respecting the delivery and content and the notices.

    6.23 Trustees' and Executives' Retirements. All current Trustees and Executives of Seller shall be deemed (for purposes of the Trustees' and Executives' Pension Plan) to have retired effective the Closing Date and all benefits available to such persons under and pursuant to the Trustees' and Executives' Pension Plans shall cease to accrue and all such benefits shall be deemed vested in accordance with the terms of the Trustees' and Executives' Pension Plans.

    6.24 "Top-Hat" Statements. Prior to the Closing, Seller shall submit to the U.S. Department of Labor the documents and penalty amount prescribed for "top-hat" plans under the Delinquent Filer Voluntary Compliance Program ("DFVCP") described in 60 FR 20874 (April 27, 1995) for the executive pension plans referenced in Section 4.22. A true and correct copy of all such documents that are submitted to the U.S. Department of Labor under the DFVCP will be delivered to Buyer prior to the Closing.

                                   ARTICLE VII

                       CONDITIONS TO SELLER'S OBLIGATIONS

           The obligations of Seller to consummate the transactions provided for hereby are subject, in the discretion of Seller, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller:

    7.1 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Buyer shall have performed and satisfied in all respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

    7.2 Consents; Regulatory Compliance and Approval. All permits, consents, approvals and waivers from governmental authorities and other parties necessary to the consummation of the transactions contemplated hereby shall have been obtained. Seller shall be satisfied that all approvals required under any

Regulations to carry out the transactions contemplated by this Agreement shall have been obtained and that the parties shall have complied with all Regulations applicable to the Acquisition. Seller shall have received such assurances as it deems appropriate with regard to non-assertion of jurisdiction by the California Attorney General.

    7.3 No Actions or Court Orders. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to restrain or interfere with Seller's use of the proceeds from the sale of the Assets for the charitable and benevolent purposes adopted and approved by Seller's board of trustees. There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

    7.4 Opinion of Counsel. Buyer shall have delivered to Seller an opinion of Stradley, Ronon, Stevens & Young, counsel to Buyer, dated as of the Closing Date, in form and substance satisfactory to Seller and its counsel.

    7.5 Certificates. Buyer shall furnish Seller with such certificates of its officers and others to evidence compliance with the conditions set forth in this
Article VII as may be reasonably requested by Seller.

    7.6 Corporate Documents. Seller shall have received from Buyer resolutions adopted by the board of directors of Buyer approving this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby, certified by Buyer's corporate secretary.

    7.7 Assumption Document.  Buyer shall have executed the Assumption Document.

    7.8 Ancillary Agreements. Buyer shall have executed and delivered the Ancillary Agreements to which Buyer is a party.

    7.9 The Roses, Inc. Agreement. The Roses, Inc. Agreement shall be executed concurrently herewith, and the closing of the transactions contemplated by such agreement shall be consummated concurrently with the Closing of the transactions contemplated by this Agreement.

    7.10 Ability to Establish Charitable Foundation. Seller shall have established a tax exempt foundation to receive and use the proceeds of the sale of Assets and shall not have received any formal or informal notice from any federal, state, or local government agency that such agency will in the judgment of Seller's tax counsel impose conditions on the ability of such foundation to appoint officers or trustees of its choosing, invest or disburse funds as it wishes, or otherwise conduct a nonprofit grantmaking organization exempt from federal and state income taxes with the objectives established by the current Trustees.

    7.11 [Reserved].


    7.12 Share Issuance and Registration Rights Agreement. Loewen shall have executed and delivered to Seller a Share Issuance and Registration Rights Agreement.

    7.13 Loewen Guaranty. Loewen shall guarantee Buyer's obligations as set forth in Section 2.2(d) of this Agreement.

                                  ARTICLE VIII

                        CONDITIONS TO BUYER'S OBLIGATIONS

           The obligations of Buyer to consummate the transactions provided for hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer:

    8.1 Representations, Warranties and Covenants. All representations and warranties of Seller contained in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date, except (i) as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof or (ii) where such untruth or incorrectness would not have a Material Adverse Effect or result in a Material Adverse Change, and Seller shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

    8.2 Consents; Regulatory Compliance and Approval. All Permits, Consents, approvals and waivers from governmental authorities and other parties, including but not limited to those items listed in Schedules 4.10, 4.12 and 4.13, necessary to the consummation of the transactions contemplated hereby and for the ownership, use and operation of the Business by Buyer (including, without limitation, all required third party consents to the assignment of the Leases and Contracts to be assumed by Buyer) shall have been obtained. Buyer shall be satisfied that all approvals required under any Regulations to carry out the transactions contemplated by this Agreement shall have been obtained and that the parties shall have complied with all Regulations applicable to the Acquisition. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired; provided, however, that Buyer shall have complied with the provisions of Section 6.2 hereof.

    8.3 No Actions or Court Orders. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to materially damage Buyer, the Assets or the Business if the transactions contemplated hereby are consummated, including without limitation any substantial effect on the right or ability of Buyer to own, operate, possess or transfer the Assets after the Closing. There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

    8.4 Opinion of Counsel to Seller. Seller shall have delivered to Buyer an opinion of Latham & Watkins, counsel to Seller, dated as of the Closing Date, in form and substance satisfactory to Buyer and its counsel.

    8.5 Certificates. Seller shall furnish Buyer with such certificates of its officers and others to evidence compliance with the conditions set forth in this
Article VIII as may be reasonably requested by Buyer.

    8.6 No Material Adverse Change. Since the Interim Balance Sheet Date, there shall not have been any Material Adverse Change.

    8.7 Corporate Documents. Buyer shall have received from Seller resolutions adopted by the board of trustees of Seller approving this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, certified by Seller's corporate secretary, as applicable.

    8.8 Conveyancing Documents; Release of Encumbrances. Seller shall have executed and delivered each of documents described in Section 3.2 hereof necessary to effect the transfer and assignment to Buyer of all right, title and interest in and to the Assets and Seller shall have filed (where necessary) and delivered to Buyer all documents necessary to release the Assets from all Encumbrances, which documents shall be in a form reasonably satisfactory to Buyer's counsel.

    8.9 Ancillary Agreements. Seller shall have executed and delivered the Ancillary Agreements in the forms attached as exhibits hereto.

    8.10 Tax Clearance Certificate. Seller shall provide Buyer with a clearance certificate or similar document(s) that may be required by any state taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price.

    8.11 Nonforeign Affidavit. Seller shall furnish Buyer an affidavit, stating, under penalty of perjury, the transferor's United States taxpayer identification number and that the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

    8.12 Roses, Inc. Agreement. The transactions contemplated by the Roses, Inc. Agreement shall be consummated concurrently with consummation of the transactions contemplated by this Agreement.

    8.13 Financing. Buyer has secured the equity and debt financing on terms and conditions acceptable to Buyer necessary to provide sufficient funds in order to allow consummation of the transactions specified in this Agreement and the

Roses, Inc Agreement.

    8.14 No Other Obligations. Buyer shall have received evidence in the form of a certificate duly executed by officers of Seller and the Operator to the effect that, on the Closing Date, no agreements or obligations exist or are in force between Seller and the Operator or any of its Affiliates, and no amounts are due and owing from the Operator or any of its Affiliates to Seller or from Seller to the Operator or any of its Affiliates and Seller shall receive a release from the Operator with respect to all claims or liabilities for events occurring prior to the Closing Date.

    8.15 Title Policy. Buyer shall have received the ALTA Extended Coverage Owner's Policy(ies) of Title Insurance contemplated by the Title Commitment(s) or, in substitution therefor, the Title Commitment(s) and all endorsements as "marked", initialled and dated by the Title Company and having the same effect as if the actual policy(ies) was then being delivered.

    8.16 Resignation and Replacement of Trustees of Endowment Care Fund. The current Trustees of the Endowment Care Fund shall have elected persons selected by Buyer with terms effective as of the Closing Date as Trustees of the Endowment Care Fund so that the Trustees selected by Buyer constitute at least a majority of the Trustees of the Endowment Care Fund.

    8.17 Certificate. Buyer shall have received a certificate signed by Messrs. Poulsen, Durko and Nungesser to the effect that they have carefully reviewed the representations and warranties of Seller contained in this Agreement and, to the best of their knowledge, such representations are true and correct.

    8.18 Retirement of Trustees. The Association shall take such action with respect to the Trustee's Pension Plan so that no further service, benefit or other liability can be incurred by the Association with respect to such plan.

                                   ARTICLE IX

                      RISK OF LOSS; CONSENTS TO ASSIGNMENT

    9.1    Damage or Destruction Prior to Closing.

           (a) Insured Casualty. In the event that any of the Assets are damaged or destroyed prior to the Closing, and such damage or destruction is fully covered by Seller's insurance, except for the deductible amounts thereunder, this Agreement shall remain in full force and effect, Buyer shall purchase the Assets upon the terms and conditions set forth herein and receive a credit as against the Purchase Price in the amount of any deductible, and Seller shall assign to Buyer all of Seller's right, title and interest in and to all proceeds of insurance on account of such damage or destruction.

           (b) Uninsured Casualty. In the event any of the Assets are damaged or destroyed prior to Closing, and such damage or destruction is not fully covered by Seller's insurance, Seller shall, within fifteen (15) business days after the date of such damage or destruction, either (i) notify Buyer of Seller's intention to repair such damage or destruction at Seller's sole cost and expense, or (ii) notify Buyer of Seller's intention to provide Buyer a credit against the Purchase Price at the Closing in an amount reasonably determined by Buyer and Seller to be equal to the cost of repairing such damage or destruction, and Seller, in either event, shall be entitled to any proceeds of insurance on account of such damage or destruction. Any repairs elected to be made by Seller pursuant to this Section 9.1(b) shall be made as soon as reasonably practicable following such damage or destruction (whether before or after the Closing) and the Closing shall not be extended solely on account of any damage or destruction to the Assets.

           (c) Seller shall maintain and keep in full force and effect in all respects the existing policies of insurance covering the Assets from the date of this Agreement through and including the Closing Date.

    9.2 Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract, Lease, Permit or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a Default thereof or in any way adversely affect the rights of Buyer thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, Seller will cooperate with Buyer, in all reasonable respects, to provide to Buyer the benefits under any such Contract, Lease, Permit or any claim or right, including without limitation enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereto arising out of the Default or cancellation by such third party or otherwise. In the event that Seller and Buyer shall determine that any Asset as to which a required Permit shall not have been obtained is not necessary for consummation of the transactions contemplated by this Agreement, then such Asset may be excluded and the Purchase Price shall be reduced by the amount which Seller and Buyer have allocated to such Asset.

                                    ARTICLE X

                           ACTIONS BY SELLER AND BUYER
                                AFTER THE CLOSING

    10.1 Use of Rose Hills Name. Seller shall use the name "Rose Hills" in the conduct of its affairs as a charitable foundation pursuant to the License Agreement. Neither Buyer nor its Affiliates may represent that it is affiliated with Seller's charitable foundation.

    10.2 Books and Records. Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and

Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees. All information received pursuant to this Section 10.2 shall be subject to the terms of the confidentiality provisions of Section
11.11. Buyer further agrees to retain all such Books and Records for a period of six (6) years after the Closing Date.

    10.3 Survival of Representations and Warranties. Notwithstanding any investigations or inquiries made by Buyer or the waiver of any conditions to Closing by Buyer, the representations, warranties, covenants and agreements of Seller will survive the Closing and will continue in full force and effect, except as provided in Section 10.4(d) of this Agreement, (a) with respect to the representation or warranty set forth in Section 4.25, relating to taxes, for the applicable statute of limitations, (b) with respect to any representation or warranty set forth in Section 4.9, relating to Environmental Issues, for a period of twenty-four (24) months from the Closing Date, (c) with respect to any other representation or warranty, for a period of fifteen (15) months from the Closing Date and (d) with respect to any covenant or agreement, for a period in accordance with its provisions.

    10.4   Indemnification.

           (a) Indemnification by Seller. Seller agrees to indemnify, defend and hold Buyer and its Affiliates harmless from and against any and all claims, liabilities, losses and expenses, including reasonable attorney's fees (collectively, "Losses and Expenses") incurred by Buyer or its Affiliates in connection with or arising from:


                    (i) any breach by Seller of any covenant in this Agreement, any of the Ancillary Agreements, or in any document to which Seller is a party;

                    (ii) any failure by Seller to perform any of its obligations in this Agreement, any of the Ancillary Agreements, or in any document to which Seller is a party;

                    (iii) any breach of any warranty or the inaccuracy of any representation of Seller contained in this Agreement or referred to in this Agreement or any certificate delivered by Seller pursuant hereto; or

                    (iv) the Excluded Liabilities;

provided, however, that Seller shall be required to indemnify and hold Buyer harmless under this Section 10.4 with respect to all Losses and Expenses incurred by Buyer or its Affiliates only to the extent that the aggregate amount of such Losses and Expenses, when combined with the aggregate amount of Losses and Expenses as incurred by Buyer pursuant to the Roses, Inc. Agreement, taken together, exceeds $1.0 million (the "Basket") and then only with respect to the amount in excess of the Basket (it being understood that the Basket shall not apply to a breach of the covenant contained in Section 11.14). In determining whether the Basket has been attained or exceeded, all of the Losses and Expenses of Buyer (i) pursuant to this Section 10.4 and (ii) pursuant to the Roses, Inc. Agreement shall be aggregated, irrespective as to whether such Losses and Expenses or any individual component thereof is or is not deemed material under this Agreement or the Roses, Inc. Agreement or, in either case, is less than $1.0 million. Seller shall not in any event be obligated to indemnify Buyer to the extent that the aggregate indemnifiable claims under this Section 10.4 and the Roses, Inc. Agreement are in excess of $50 million reduced by any amounts paid by the Roses Stockholders under the Roses, Inc. Agreement (the "Cap").

           (b) Indemnification by Buyer. Buyer agrees to indemnify and hold Seller (and the Trustees of Seller to the extent of subsection (iv) below) harmless from and against any and all Losses and Expenses, (including reasonable attorney's fees) incurred by Seller (or Seller's Trustees) in connection with or arising from:

                    (i) any breach by Buyer of any of its covenants or agreements in this Agreement, any of the Ancillary Agreements, or in any other document to which Buyer is a party;

                    (ii) any failure by Buyer to perform any of its obligations in this Agreement, any of the Ancillary Agreements, or in any other document to which Buyer is a party;

                    (iii) any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant hereto;

                    (iv) the Assumed Liabilities or the operation of the Business after the Closing; or

                    (v) any tax liability assessed against Seller by the California Franchise Tax Board with respect to issues between the Seller and the Internal Revenue Service ("IRS") which were reserved in the Closing Agreement between Seller and the IRS relating to Seller's tax year ended September 30, 1990 in an amount equal to such assessed tax liability plus an additional amount so that on an after tax basis Seller has no cash cost for such tax liability but
in any event, not to exceed [$     ].

           (c)      Insurance and Tax Benefits.


                    (i) Notwithstanding the foregoing, in no event shall an Indemnified Party be entitled to indemnification hereunder to the extent any Losses and Expenses are covered by and actually paid by insurance maintained by the Indemnified Party or any of its Affiliates (an "Insurance Benefit").

                    (ii) The amount of any indemnity payment otherwise required to be made pursuant to this Agreement shall be reduced by the amount of any directly corresponding federal, state or local income tax benefit actually recognized and utilized to offset or reduce the tax liability of the Indemnified Party from payment of the liability upon which the claim for indemnity is based, but only to the extent that such income tax benefit results in an actual reduction of income taxes due for any Tax year of payment of the claim for indemnity or in a refund of income taxes already paid.

           (d) Basket, Cap, Time Limitation Not Applicable. Notwithstanding anything to the contrary in this Agreement, in no event shall the Basket, the Cap or the time limitations (as provided for in Section 10.3) be applicable to Losses and Expenses (i) arising as a result of a breach of the representations and warranties set forth in Sections 4.1, 4.2, 4.3 or 4.4, (ii) arising out of the Excluded Liabilities (as defined in Section 2.3), or (iii) which are ultimately determined to be due to the actual fraud of Seller. For purposes of this subsection (d), the term "actual fraud" shall require actual (not constructive) intent to defraud and actual reliance on the part of Buyer.

           (e) Notice of Claims. Either of Buyer or Seller, (the "Indemnified Party") seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any claim, action at law or suit in equity by or against a Third Person, as defined in subsection (h) below, as to which indemnification will be sought shall be given promptly after the claim, action or suit is commenced; provided, further, that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

           (f) Sole Remedies of the Parties. Except for the remedies provided in
Section 11.14 hereof, which shall be in addition to the remedies contained in this Section, the sole and exclusive remedy of the parties hereto for any claim resulting in a breach by any of the parties hereto of their respective representations, warranties, covenants or agreements made hereby or the failure by any party to perform their respective obligations under this Agreement shall be a claim under this Agreement.

           (g)       Third Person Claims.

                    (i) Subject to subsection (g)(ii), the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any Third

Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, however, that the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnified Party has so elected to conduct and control the defense thereof; and provided, further, that the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld or conditioned), pay, compromise or settle any such claim, action or suit, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnitor shall fail, within 14 days after the making of such request, to acknowledge and agree in writing that, if such claim, action or suit shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to such Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit without such consent, provided, however, that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

                    (ii) If any Third Person claim, action or suit against any Indemnified Party is solely for money damages or will have no continuing effect in any material respect on the Indemnitor, the Indemnified Party, the Business or the Assets, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, however, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit, as to which the Indemnitor has so elected to conduct and control the defense thereof. Notwith- standing the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit, provided, further, that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no claim for indemnity therefor hereunder shall be waived.


           (h) Interest, Costs and Attorneys' Fees. If Seller or Buyer shall be in breach of any of its respective representations or warranties or in default of and of its respective covenants, agreements or other obligations hereunder, then in addition to any and all other rights and remedies which the non-defaulting party may have against such defaulting party, such defaulting party shall be liable to and shall, upon demand, pay the non-defaulting party for all reasonable court costs and attorneys' fees incurred or sustained by the non-defaulting party by reason thereof or in enforcing the terms and conditions of this Agreement. Such defaulting party shall also pay to the non-defaulting party interest from the date of notice of Claim upon any sums owing by such defaulting party to the non-defaulting party at a rate equal to three (3) percentage points in excess of the prime or base rate of interest announced, from time to time, by Citibank, N.A.; the term "prime or base rate" means the rate of interest announced, from time to time, by said bank as its prime or base rate of interest. For purposes of convenience, and at the election of such non-defaulting party, interest for a calendar month, or a portion thereof, shall be calculated as if the prime or base rate in effect on the first banking business day for such month was in effect for the entire month.

           (i) Payment and Right of Offset. Upon the final determination of a liability under Sections 10.4(a) or (b) hereof, whether reached by written agreement of the parties or pursuant to arbitration pursuant to Section 10.4(j) hereto, the appropriate party or parties shall pay to the other, within ten (10) days after such determination, the amount so determined by agreement or by arbitration, as the case may be. In the event that Buyer is not paid in full pursuant to the foregoing provisions promptly after Seller's obligation to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other person, firm or corporation, to set-off the unpaid amount of any such claim against any amounts owed by it under this Agreement to the person so determined to be liable to Buyer; provided, however, that in no event shall Buyer have any right of set-off with respect to its payment of amounts due under the Trustees' and Executives' Pension Plans. Upon the payment in full of any claim, either by set-off or otherwise, the entity making payment shall be subrogated to the rights of the Indemnified Party, if any, against any Third-Party, firm or corporation with respect to the subject matter of such claim.

           (j) Binding Arbitration. All disputes under this Agreement shall be settled in Los Angeles, California, before a single arbitrator pursuant to the rules of practice administered by Judicial Arbitration & Mediation Services, Inc. ("JAMS"). Arbitration may be commenced at any time by any party hereto giving written notice to the other party to the dispute that such dispute has been referred to arbitration under this Agreement. the arbitrator shall be selected by the joint agreement of Seller and Buyer, but if they do not agree within twenty (20) days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by JAMS. The arbitrator shall render his decision within 120 days of appointment. Any award rendered by the arbitrator shall be final, conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final, binding and conclusive and there shall be no right of appeal therefrom. The costs and expenses of arbitration, including attorney's fees and expenses of the arbitrator, shall be paid entirely by the non prevailing party unless the arbitrator determines that the costs, expenses and attorney's fees should be apportioned between the parties, then as the arbitrator may assess. The arbitrator shall not be permitted to award punitive damages under any circumstances.

                                   ARTICLE XI

                                  MISCELLANEOUS

    11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

           (a) By the mutual written agreement of Seller and Buyer;

           (b) By Buyer, if any of the conditions required to be performed by Seller as specified in this Agreement shall not have been met by December 13, 1996 and shall not have been waived in writing by Buyer; provided, however, that Buyer shall not then be in default of any of the conditions required to be performed by Buyer as specified in this Agreement; or

           (c) By Seller, if any of the conditions required to be performed by Buyer as set forth in this Agreement shall not have been met by December 13, 1996 and shall not have been waived in writing by Seller; provided, however, that Seller shall not then be in default of any of the conditions required to be performed by Seller as specified in this Agreement.

           (d) In the event that this Agreement shall be terminated (i) pursuant to Section 11.1(c), then the LOC Payment and the No Shop Payment shall be retained by Seller as liquidated damages and shall be the only amount or remedy to which Seller is entitled as a result of termination, or (ii) in accordance with Section 11.1(b), then the LOC Payment and the No Shop Payment shall be returned by Seller to Buyer. In the event of termination of this Agreement, for any of the reasons specified in this Section 11.1, provided that the retention or return described in the immediately preceding sentence has occurred, then no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement.

    11.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.


    11.3 Notices; Transfer of Funds. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

           If to Seller, addressed to:

                         Rose Hills Memorial Park Association
                         Argue, Pearson, Harbison & Myers
                         801 South Flower Street, 5th Floor
                         Los Angeles, CA 90017
                         Attention: John C. Argue
                         Tel No.:  (213) 622-3100
                         Fax No.:  (213) 622-7575

           With a copy to:

                         Latham & Watkins
                         633 West Fifth Street, Suite 4000
                         Los Angeles, CA 90071-2007
                         Attention:  John R. Light
                         Tel No.:  (213) 891-8240
                         Fax No.:  (213) 891-8763

           If to Buyer, addressed to:

                         Tudor Acquisition Corp.
                         c/o The Blackstone Group
                         345 Park Avenue, 31st Floor
                         New York, New York 10154
                         Attention:  Howard Lipson
                         Tel No.:  (212) 836-9844
                         Fax No.:  (212) 754-8703

           With a copy to:

                         Stradley, Ronon, Stevens & Young, LLP
                         2600 One Commerce Square
                         Philadelphia, Pennsylvania 19103
                         Attention:  James M. Papada, III, Esquire
                         Tel No.:  (215) 564-8049
                         Fax No.:  (215) 564-8120


           With a copy to:

                         The Blackstone Group
                         345 Park Avenue, 31st Floor
                         New York, New York 10154
                         Attention:  Howard Lipson
                         Tel No.:  (212) 836-9844
                         Fax No.:  (212) 754-8703

           With a copy to:

                         Simpson, Thacher & Bartlett
                         425 Lexington Avenue, 28th Floor
                         New York, NY   10017
                         Attention:  Wilson S. Neely, Esquire
                         Tel No.:  (212) 455-7063
                         Fax No.:  (212) 455-2502

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

    11.4 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California.

    11.5 Entire Agreement; Amendments and Waivers. This Agreement and the Ancillary Agreements, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedule) constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including, without limitation, the Confidentiality Agreement and the No Shop Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

    11.6 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    11.7 Expenses. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.


    11.8 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

    11.9 Titles; Gender. The titles, captions or headings of the Articles and Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

    11.10 Publicity. Neither Buyer nor Seller shall issue any press release or make any public statement regarding the transactions contemplated hereby or the consummation of such transactions, without prior written approval of the other party; provided, however, that no party shall unreasonably withhold its consent to any press release or public statement required by law to be issued by any other party hereto;

and provided, further, that any press release or public statement of the Buyer shall be subject to the review of and consultation with Seller as to content and timing. The parties agree to cooperate fully in all press releases, public statements or statements to employees regarding the transactions contemplated hereby.

    11.11 Confidential Information.

           (a) No Disclosure. The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to consultants, advisors and affiliates, or as required by law, until such time as the parties make a public announcement regarding the transaction as provided in Section 11.10.

           (b) Preservation of Confidentiality. In connection with the negotiation of this Agreement, the preparation for the consummation of the transactions contemplated hereby, and the performance of obligations hereunder, Buyer acknowledges that it will have access to confidential information relating to Seller, including technical, manufacturing or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information relating thereto, which confidential information, together with all analyses, compilations, studies or other documents, records or data prepared by Seller or Buyer or their respective Representatives which contain or otherwise reflect or are generated from such information shall be deemed "Confidential Information" for purposes of this Agreement. Notwithstanding anything to the contrary herein contained, nevertheless, "Confidential Information" shall not include information which (i) at the time of disclosure to a party is generally available to the public, (ii) at the time of disclosure to a party is already in that party's possession, provided that such information is not subject to another confidentiality agreement with, or other legal obligation of secrecy or confidentiality to, the provider of such information, or (iii) becomes available to a party on a nonconfidential basis from a person other than the provider of the information, so long as such source is not otherwise subject to a confidentiality agreement with, or other legal obligation of secrecy or confidentiality to, the provider of the information.

           (c) Disclosure of Confidential Information. Buyer shall treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information, except to its Representatives and Affiliates who need to know such Confidential Information in connection with the transactions contemplated hereby. Buyer shall use all reasonable efforts to cause its Representatives to treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information. Buyer shall be responsible for any breach of this Agreement by any of its Representatives. If, however, Confidential Information is disclosed, Buyer shall immediately notify Seller in writing and take all reasonable steps required to prevent further disclosure.

           (d) Ownership. Until the Closing or the termination of this Agreement, all Confidential Information shall remain the property of the party who originally possessed such information. In the event of the termination of this Agreement for any reason whatsoever, Buyer shall, and shall cause its Representatives to, return to Seller all Confidential Information (including all copies, summaries and extracts thereof) furnished to Buyer by Seller in connection with the transactions contemplated hereby.

           (e) Legal Process. If Buyer or any of its Representatives or Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by operation of law to disclose any Confidential Information, Buyer shall provide Seller with prompt written notice of such request or requirement, which notice shall, if practicable, be at least 48 hours prior to making such disclosure, so that Seller may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of such a waiver, Buyer or any of its Representatives are nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information, then Buyer may disclose that portion of the Confidential Information which such counsel advises is legally required to be disclosed, provided that Buyer uses its reasonable efforts to preserve the confidentiality of the Confidential Information, whereupon such disclosure shall not constitute a breach of this Agreement.

    11.12 Bulk Sales Law. The parties to this Agreement waive compliance with any bulk sales law which may be applicable to the transactions contemplated by this Agreement.

    11.13 Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

    11.14 Other Agreements.

           (a) Non Competition Agreement.

                      (i) Non-Compete. Seller hereby and herewith covenants with Buyer that for a period of ten (10) years from the date of the Closing, Seller shall not (except as otherwise specifically permitted herein), directly or indirectly, for Seller's own account, or as a partner, member, advisor or agent of any partnership or joint venture, or as a shareholder, advisor or agent of any corporation, trust, or other business organization or entity, own, manage, join, participate in, finance, be engaged in, have an interest in, give financial assistance or advice to, permit Seller's name to be used in connection with or be concerned in any way in the ownership, management, operation or control of, or be connected in any manner with any business which is or may be in the funeral, mortuary, crematory, cemetery, burial or funeral or cemetery insurance business (including pre-arrangement or pre-need), or any business related to any of the foregoing, in each case within a 100 mile radius of any present location of the Business. The prohibitions of this Section 11.14 shall apply to Seller's operation of the Murrieta Hills Cemetery Property only for so long as Seller and Buyer are parties to an option agreement providing Buyer with the right to purchase the Murrieta Hills Cemetery Property. Under no circumstances shall Seller use the name "Rose Hills" or any logo connected therewith in the operation of the Murrieta Hills Cemetery Property.

                      (ii) Enforcement of Non-Competition Covenant. Seller expressly acknowledges that the restrictive covenants set forth in this Non Competition Agreement are necessary in order to protect and maintain the proprietary interests and other legitimate business interests of Buyer and its Affiliates. Seller also acknowledges that it is reasonable that the restrictions set forth herein are not more limited as to geographic area than is set forth herein. If, at the time of enforcement of any provision of this Non Competition Agreement, a court shall hold that the period, scope or geographical area of the restrictions stated therein are unreasonable under the circumstances then existing, the parties agree that the maximum allowable period, scope or area reasonable under such circumstances shall be substituted for the period, scope or area stated herein, with respect to the enforcement of such provision then at issue.

                      (iii) Remedies for Breach. Seller further acknowledges that the remedy at law for any breach or threatened breach of the Non Competition Agreement will be inadequate and, accordingly, that Buyer or any of its Affiliates shall, in addition to all other available remedies (including, without limitation, seeking such damages as it can show it has sustained by reason of such breach), be entitled to injunctive relief without having to prove the inadequacy of the available remedies at law. Seller further agrees not to plead or defend on the grounds of adequate remedy at law or any element thereof in an action by Buyer against Seller for injunctive relief or for specific performance of any obligation pursuant to the Non Competition Agreement.

                      (iv) Definitions. For purposes of this Section 11.14, "engage directly or indirectly" shall encompass all of Seller's activities whether on its own account or as an agent, consultant or partner of or in any person, firm or corporation (other than Buyer or any of its Affiliates), but will exclude ownership of shares of any company which has reporting obligations under the Securities and Exchange Act of 1934, as amended, in which Seller shall be permitted to own up to one percent (1%) of the issued and outstanding capital stock.

    11.15 No Solicitation.

           (a) No Shop; Exclusivity. From and after the date hereof, until the termination or expiration of this Agreement as provided for in Section 11.1, Seller will not directly or indirectly through any trustee, director, officer, agent, or otherwise initiate, solicit or deliberately encourage submission of proposals or offers from any person or entity relating to any acquisition or purchase of all or (other than burial spaces in the ordinary course of business) a material amount of the assets of, or any equity interest of subsidiaries or affiliates of, Seller or any merger, consolidation or business combination with Seller; provided, however, that as may be required by its fiduciary duties under applicable law as advised by counsel, Seller may participate in any discussions or negotiations regarding, and may furnish to any other person information with respect to any of the foregoing. Seller shall promptly notify Buyer if any such proposal or offer, or any inquiry or contact with respect thereto, is made as well as to the terms and conditions of any such proposal or offer.

           (b) Exercise of Fiduciary Duty. Nothing contained in this Agreement shall prevent the Board of Trustees of Seller from approving a transaction with another person or entity if such Board determines that, under applicable law on the advice of counsel, such action is required in the exercise of the fiduciary duties of the Board. In such case, Seller may terminate this Agreement, without any further obligation, except for (i) return of the No-Shop Payment and (ii) the payment required by Section 11.15(c). Except for the right of termination set forth in this Section 11.15(b), nothing shall relieve Seller and its affiliates from complying with all other terms of this Agreement.

           (c) Compensatory Fee. If Seller exercises its fiduciary duties under
Section 11.15(b) and causes termination of this Agreement, then within five (5) business days following Buyer's written request therefor, Seller shall pay to Buyer as liquidated damages the sum of $17,500,000, (the "Compensatory Fee") by wire transfer of immediately available funds to an account designated by Buyer.

Seller acknowledges that this fee is reasonable and equitable given the time, effort and expense undertaken and incurred by Buyer in connection with the transactions contemplated by this Agreement as well as the significant benefit accorded Seller by the price negotiated for the transactions subject to this Agreement. Furthermore, if (i) Roses, Inc. shall have exercised its fiduciary duty pursuant to Section 13.2 of the Roses, Inc. Agreement (the "Exercise") and
(ii) the transactions contemplated by this agreement are not consummated and
(iii) Seller shall have entered into an agreement, or procured an option, to sell, transfer or otherwise dispose of substantially all of its cemetery related assets or Business to, or merge with or into, the same person ("Purchaser") that purchases substantially all of the stock, assets or business of, or merges with or into, Roses, Inc. (or an affiliate of Roses, Inc.) (or an affiliate of such Purchaser or any other person with any option, arrangement or understanding with Purchaser with respect thereto) within one year from the date of the Exercise, then Seller shall pay Buyer the Compensatory Fee within five (5) business days of entering into such agreement or procuring such option.

    11.16 Non-Foreign Status and California Residency. In accordance with
Section 1445 of the Code and Section 18815 and 26131 of the California Revenue and Taxation Code, Seller hereby additionally represents, warrants and certifies to Buyer, under penalty of perjury, that (a) Seller is not now, and on the Closing Date will not be, a "foreign person" (being a foreign corporation, foreign partnership, foreign trust and foreign estate, as those terms are defined in the Internal Revenue Code and income tax regulations); (b) Seller's tax identification number is _________; (c) Seller is a California non-profit mutual benefit corporation and a resident of California; and (d) Buyer need not withhold tax at the Closing as a result of the transactions provided for in this Agreement. Upon the request of Buyer, Seller shall sign and deliver on or after the Closing Date a separate affidavit(s) confirming the foregoing information.

    11.17 Tank 7 Parcel. Immediately following the execution and delivery of this Agreement and prior to the Closing Date, Buyer shall cause Salit and Associates to revise a portion of the Survey prepared by it on September 10, 1996 so as to reset the southeasterly most title line of the Real Property (which is currently reflected on Sheet 11 of such Survey and is the last course and distance set out in the legal description for Parcel 21 of Title Commitment No. 9622451-51) in a southeasterly direction at a line to be mutually agreed upon by Seller and Buyer and which will add approximately four (4) acres to the Real Property. After being designated on the Survey, the legal description for Parcel 21 of the Real Property as set forth in the Title Commitment No. 9622451-51 shall likewise be revised.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

ROSE HILLS MEMORIAL
PARK ASSOCIATION, a
California nonprofit
mutual benefit corporation


By ____________________________
    Name:_______________________
    Its: __________________________

TUDOR ACQUISITION CORP.,
a Delaware corporation

By /s/ Howard A. Lipson
   ------------------------------
    Name:  Howard A. Lipson
    Its:  President